Exhibit 2.1

OFFER FOR CLIPPER LOGISTICS PLC

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

28 February 2022

RECOMMENDED CASH AND SHARE ACQUISITION
of
CLIPPER LOGISTICS PLC
by
GXO LOGISTICS, INC

SUMMARY

The boards of directors of GXO Logistics, Inc. (“GXO”) and Clipper Logistics plc (“Clipper”) are pleased to announce that they have reached agreement on the terms of a recommended cash and share acquisition by which the entire issued and to be issued ordinary share capital of Clipper will be acquired by GXO (the “Acquisition”).

FINANCIAL TERMS

•	Under the terms of the Acquisition, Clipper Shareholders will be entitled to receive:

For each Clipper Share:	690 pence in cash

and

0.0359 New GXO Shares

•	Based on the Agreed Value of a GXO share, the Acquisition values each Clipper Share at 920 pence and values Clipper’s existing issued and to be issued share capital at approximately £965 million on a fully diluted basis.

•	The Agreed Value of a GXO share is determined by GXO’s trailing 3-month volume weighted average price of US$86.20 and the trailing 3-month average USD/GBP exchange rate of 0.7432. On this basis, 0.0359 New GXO Shares is equivalent to 230 pence and accordingly, together with 690 pence in cash, the Acquisition values each Clipper Share at 920 pence.

•	Clipper Shareholders will also participate in the potential future value creation in the Enlarged Group through the share element of the consideration.

IMPLIED PREMIA AND VALUATION MULTIPLES

•	Based on the value of 920 pence per Clipper Share, the Acquisition represents:

•	a premium of 49.1 per cent. to Clipper’s share price of 617 pence at the close of business on 27 January 2022, the last business day before GXO’s proposal was made to Clipper;

•	a premium of 31.7 per cent. to 699 pence, being the 3-month average volume weighted price per Clipper Share up to 18 February 2022, the last business day before Clipper announced it had reached agreement on the key terms of a possible cash and share offer from GXO;

•	a premium of 18.4 per cent. to Clipper’s share price of 777 pence at the close of business on 18 February 2022; and

•	an implied enterprise value / 2022 adjusted EBIT (IAS 17 basis) multiple of 13.6x when factoring in full annual run-rate cost synergies and 27.0x pre-synergies.

•	Based on GXO’s closing share price of US$84.38 and the USD/GBP exchange rate of 0.7455 on 25 February 2022 (being the last business day prior to this Announcement (the “Last Practicable Date”)), the terms of the Acquisition value each Clipper Share at 916 pence, valuing Clipper’s existing issued and to be issued share capital at approximately £961 million on a fully diluted basis and representing a premium of 17.9 per cent. to Clipper’s share price of 777 pence at the close of business on 18 February 2022, the last business day before Clipper announced it had reached agreement on the key terms of a possible cash and share offer from GXO.

COMPELLING STRATEGIC AND FINANCIAL RATIONALE

The Acquisition is a compelling strategic combination which significantly increases the opportunities for both businesses in the high-growth e-commerce/e-fulfilment area:

•	Enhances GXO’s position as a successful, innovative and well-capitalised pure-play logistics leader, in particular in the fast growing e-commerce/e-fulfilment area.

•	Adds to GXO’s geographic presence in Germany and Poland as well as vertical presence in life sciences, which are key growth areas.

•	Combines highly complementary service offerings, customer portfolios, and footprints in the UK and Europe.

•	Strengthens the combined business’s technology returns and repairs expertise.

•	Brings together two natural partners with a very strong cultural fit; GXO is committed to protecting and building on Clipper’s entrepreneurial approach for the benefit of both businesses and their employees.

•	Offers significant productivity opportunities, taking advantage of technology and infrastructure overlap in the joint enterprise.

•	Enhances GXO’s ESG leadership position given Clipper’s reverse logistics and circular economy offerings and its robust internal targets to minimise carbon emissions and waste.

•	Unlocks very significant synergies:

•	Annualised EBIT run rate cost synergies of £36 million (pre-tax) expected, based on procurement, and other operational overlap that can be realised by the end of the third year post completion of the Acquisition;

•	Compelling revenue synergies expected as a result of the significant opportunity to cross sell capabilities across a large, combined customer base;

•	While synergies are expected from combining operations and support functions as well as functional support areas, GXO expects overall headcount will increase long-term as part of ongoing efforts to grow its UK operations.

•	GXO expects the Acquisition to be immediately enhancing to underlying earnings per share, excluding synergies, and on a pro-forma basis double digit enhancing including full run-rate cost synergies.

•	GXO expects the Acquisition to cover its cost of capital by the end of the third year post completion of the Acquisition.

•	GXO believes the structure of the Acquisition will allow GXO to maintain its investment grade credit rating.

IRREVOCABLE UNDERTAKINGS

•	GXO has received irrevocable undertakings (including from Steve Parkin, Executive Chairman of Clipper, as well as the other Clipper Shareholder Directors) to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting (and, if the Acquisition is subsequently structured as a Takeover Offer, to accept any Takeover Offer made by GXO) in respect of 23,893,180 Clipper Shares representing, in aggregate, approximately 23.3 per cent. of the existing issued ordinary share capital of Clipper. These irrevocable undertakings remain binding in the event of a competing offer.

•	GXO has received irrevocable undertakings from certain Clipper Shareholders (including from Steve Parkin, Executive Chairman of Clipper as well as certain other Clipper Shareholder Directors) to elect to receive 50 per cent. of their consideration in the form of New GXO Shares in respect of 23,889,180 Clipper Shares representing, in aggregate, approximately 23.3 per cent. of the existing issued ordinary share capital of Clipper. These irrevocable undertakings remain binding in the event of a competing offer. As a result of these elections, there will be more cash available, in the aggregate, to other Scheme Shareholders who elect to vary the proportions in which they receive New GXO Shares and cash in respect of their Scheme Shares under the Mix and Match Facility than as compared to if these undertakings had not been made. Please refer to paragraph 18 of this Announcement for further details on the Mix and Match Facility.

UNANIMOUS RECOMMENDATION OF THE CLIPPER DIRECTORS

•	The directors of Clipper, who have been so advised by Numis as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. Numis is providing independent financial advice to the directors of Clipper for the purposes of Rule 3 of the Code. Accordingly, the directors of Clipper intend to recommend unanimously Clipper Shareholders to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting (and, if the Acquisition is subsequently structured as a Takeover Offer, to accept any Takeover Offer made by GXO) as the Clipper Shareholder Directors have irrevocably undertaken to do in respect of their own Clipper Shares. In providing its advice, Numis has taken into account the commercial assessments of the directors of Clipper.

•	Steve Parkin, the Executive Chairman of Clipper is committed to helping ensure a smooth transition.

TRANSACTION STRUCTURE

•	The Acquisition will include a Mix and Match Facility, which will allow Scheme Shareholders to elect to vary the proportions in which they receive New GXO Shares and cash. The Mix and Match Facility will not change the total number of New GXO Shares to be issued or the maximum amount of cash that will be paid under the terms of the Acquisition.

•	GXO intends prior to completion of the Acquisition to establish a CREST depositary interest dealing facility for the benefit of the Clipper Shareholders who hold their Clipper Shares in uncertificated form so as to facilitate the trading of the New GXO Shares from outside the United States.

•	It is intended that the Acquisition will be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

•	It is expected that the Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and General Meeting, together with the Forms of Proxy, will be sent to Clipper Shareholders and (for information only) to holders of options granted under the Clipper Share Schemes as soon as practicable and, in any event, within 28 days of the date of this Announcement (unless Clipper and GXO otherwise agree, and the Panel consents, to a later date).

•	Subject, amongst other things, to the satisfaction or waiver of the Conditions, it is expected that the Scheme will become effective in the summer of 2022.

Commenting on today’s announcement, Steve Parkin, Executive Chairman of Clipper said:

“As founder of Clipper, I am incredibly grateful to all the employees, customers and shareholders who have supported our company through this journey, from our IPO in 2014 at 100p, and enabled us to become a highly-valued leader in e-logistics and other high value-added logistics services. The offer from GXO presents a compelling opportunity for us to continue to grow our service offering, by partnering with a global, technology-driven logistics company. We have accomplished so much, and I am confident the combination of our two companies means the best days are ahead.

In recommending this offer to shareholders, the directors of Clipper believe it is in the best interests of all the company’s stakeholders. The offer from GXO gives shareholders the opportunity to receive a high portion of cash at a significant premium to the prevailing share price and a premium to the all-time closing high, whilst also being given the opportunity to benefit in the potential future upside in the combined group through the element of share consideration. It will give Clipper an enhanced opportunity to develop its business as part of a larger global group with the resources to capitalise on attractive market opportunities.”

Commenting on today’s announcement, Malcolm Wilson, Chief Executive Officer of GXO, said:

“Together, GXO and Clipper have a one-of-a kind growth opportunity, building on our shared commitment to a top-quality customer experience, innovation and industry leading expertise. Steve Parkin and the Clipper team have created an exceptional business with outstanding capabilities. We will build on it. Our combined complementary customer portfolios and breadth of offerings in high growth areas will affirm GXO’s position as a leading pure-play logistics provider. We’ll strengthen our returns and repairs capabilities, expand our e-commerce customer base, and bolster our presence in key growth areas, including Germany, Poland and life sciences, and accelerate the expansion of GXO Direct to Europe.

We believe our very strong cultural fit, deep familiarity with local industry dynamics and commitment to invest and grow in highly attractive markets will enable a seamless integration. On behalf of our more than 100,000 GXO team members, including 33,000 in the UK, I look forward to welcoming Clipper’s talented people to our organization. We’re very excited about the tremendous possibilities ahead and the value we can create for customers, employees, shareholders and the communities we serve.”

This summary should be read in conjunction with, and is subject to, the full text of the following announcement (including its Appendices). The Acquisition will be subject to the Conditions and certain further terms set out in Appendix 1 and to the full terms and conditions to be set out in the Scheme Document. Appendix 2 contains the sources and bases of certain information contained in this summary and the following announcement. Appendix 3 contains details of the irrevocable undertakings received by GXO. Appendix 4 to this Announcement contains the GXO Quantified Financial Benefits Statement, together with the reports from KPMG LLP, GXO’s reporting accountants and Rothschild & Co, GXO’s lead financial adviser as required under Rule 28.1(a) of the Code. Appendix 5 contains the definitions of certain terms used in this summary and the following announcement.

For the purposes of Rule 28 of the Code, the GXO Quantified Financial Benefits Statement contained in Appendix 4 to this Announcement is the responsibility of GXO and the GXO Directors. Any statement of intention, belief or expectation for the Enlarged Group following the Effective Date is an intention, belief or expectation of the GXO Directors and not of the Clipper Directors.

Enquiries

GXO

Media

Matthew Schmidt (US)	+1 203 307 2809
Kat Kalinina (UK)	+44 (0)7974 594 467

Investors

Mark Manduca	+1 203 585 8986

Rothschild & Co (Lead Financial Adviser to GXO)	+44 (0)20 7280 5000

Neil Thwaites
Alexander Mitteregger

Barclays (Joint Financial Adviser to GXO)	+44 (0)20 7623 2323

Chris Brooks
Philipp Gillmann
Akshay Majithia
Jon Bone (Corporate Broking)

Clipper	+44 (0)113 204 2050

Steve Parkin, Executive Chairman
David Hodkin, Chief Financial Officer
Tony Mannix, Chief Executive Officer

Numis (Financial Adviser and Corporate Broker to Clipper)	+44 (0)20 7260 1000

Stuart Skinner
Stuart Ord
Kevin Cruickshank
William Wickham

Buchanan (Public Relations Advisers to Clipper)

David Rydell	+44 (0)7798 646 021
Stephanie Whitmore	+44 (0)7754 941 250

Clipper Shareholder Helpline

Please contact Equiniti Limited between 8.30 a.m. and 5.30 p.m. Monday to Friday (except United Kingdom public holidays), on +44 (0) 371 384 2050 (calls are charged at the standard geographic rate and will vary by provider; calls from outside the United Kingdom will be charged at the applicable international rate).

Freshfields Bruckhaus Deringer LLP is acting as legal adviser to GXO in connection with the Acquisition. Wachtell Lipton Rosen & Katz is acting as legal adviser to GXO in connection with debt finance aspects of the Acquisition. Hogan Lovells International LLP is acting as legal adviser to Clipper in connection with the Acquisition.

Further information

This Announcement is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities of Clipper in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document, which will contain the full terms and conditions of the Acquisition including details of how to vote in respect of the Acquisition and how to make an election under the Mix and Match Facility. Any vote in respect of the Scheme or other response in relation to the Acquisition should be made only on the basis on the information contained in the Scheme Document.

Please be aware that addresses, electronic addresses and certain other information provided by Clipper Shareholders, persons with information rights and other relevant persons for the receipt of communications from Clipper may be provided to GXO during the offer period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c).

N.M. Rothschild & Sons Limited (Rothschild & Co), which is authorised and regulated in the UK by the FCA, is acting exclusively for GXO and no-one else in connection with the Acquisition and will not be responsible to anyone other than GXO for providing the protections afforded to clients of Rothschild & Co nor for providing advice in relation to the Acquisition or any other matters referred to in this Announcement.

Barclays Bank PLC, acting through its investment bank (Barclays), which is authorised by the PRA and regulated in the United Kingdom by the FCA and the PRA, is acting exclusively for GXO and no one else in connection with the Acquisition and will not be responsible to anyone other than GXO for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Acquisition or any other matter referred to in this Announcement.

Numis Securities Limited (Numis), which is authorised and regulated in the UK by the FCA, is acting exclusively for Clipper and no-one else in connection with the Acquisition and will not be responsible to anyone other than Clipper for providing the protections afforded to clients of Numis nor for providing advice in relation to the Acquisition or any other matters referred to in this Announcement.

Overseas jurisdictions

The release, publication or distribution of this Announcement in or into jurisdictions other than the UK or the United States may be restricted by law and therefore any persons who are subject to the law of any jurisdiction other than the UK or the United States should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular the ability of persons who are not resident in the United Kingdom, to vote their Clipper Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This Announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of England. Unless otherwise determined by GXO or required by the Code and permitted by applicable law and regulation, the Acquisition will not be made available directly or indirectly in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Acquisition by use of mail or any other means or instrumentality (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, any Restricted Jurisdiction.

Copies of this Announcement and formal documentation relating to the Acquisition will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction or any jurisdiction where to do so would violate the laws of that jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Acquisition. If the Acquisition is implemented by way of Takeover Offer (unless otherwise permitted by applicable law or regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Takeover Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

Additional information for US investors

The Acquisition is being made to acquire the securities of an English company by means of a scheme of arrangement provided for under English law. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules under the US Exchange Act. Accordingly, the Scheme will be subject to disclosure requirements and practices applicable in the UK to schemes of arrangement, which differ from the disclosure requirements of US tender offer rules. The financial information included in this Announcement and the Scheme documentation in relation to Clipper has been or will have been prepared in accordance with International Financial Reporting Standards (and also makes or will make use of alternative performance measures on the basis disclosed publicly by Clipper which are not defined by IFRS) and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with accounting principles generally accepted in the US. The financial information included in this Announcement and the Scheme documentation in relation to GXO has been or will have been prepared in accordance with US GAAP, except as otherwise specified therein. If GXO exercises its right to implement the acquisition of the Clipper Shares by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, such offer will be made in compliance with applicable US laws and regulations.

It may be difficult for US investors to enforce their rights and any claim arising out of the US federal securities laws, since Clipper is located in a non-US jurisdiction, and some or all of its officers and directors may be residents of a non-US jurisdiction. US investors may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

The receipt of cash and New GXO Shares pursuant to the Acquisition by a US holder as consideration for the transfer of the US holder’s Scheme Shares pursuant to the Scheme will be a taxable transaction for United States federal income tax purposes and may be further subject to tax under applicable US state and local tax laws. A US holder generally will recognize capital gain or loss on the disposition of Scheme Shares for the New GXO Shares and cash equal to the difference between (i) the amount realised on such disposition (i.e., the USD value of the sum of the cash and the fair market value of the New GXO Shares received by the US holder) and (ii) the US holder’s adjusted tax basis in such disposed Scheme Shares. A U.S. holder’s tax basis in the Scheme Shares generally will be the USD value of the amount paid by the U.S. Scheme Shareholders to purchase the Scheme Shares on the date of purchase. Each Clipper Shareholder is urged to consult an independent professional adviser regarding the tax consequences of the Acquisition and Scheme applicable to him or her, including, but not limited to (i) as a result of the US holder’s status as other than an individual, (ii) the potential application of special tax rules with respect to gain recognized by a US holder upon a disposition of shares of a “passive foreign investment company,” and (iii) eligibility for treaty relief to the extent of any withholding tax or other tax that may apply outside of the United States.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, GXO or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Clipper Shares outside of the US, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes effective, lapses or is otherwise withdrawn. Also, in accordance with normal UK practice and Rule 14e-5(b) of the US Exchange Act, Barclays will continue to act as a connected exempt principal trader in Clipper Shares on the London Stock Exchange. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com.

This Announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities in the United States. The securities referenced in this Announcement have not been registered under the US Securities Act, and may not be offered or sold in the United States absent registration under the US Securities Act, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued as part of the Acquisition (including the New GXO Shares) will be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the US Securities Act. Any Acquisition will be made solely by means of the Scheme Document published by Clipper. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in such document.

Cautionary Note Regarding Forward-Looking Statements

This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Acquisition and other information published by GXO and Clipper include statements which are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the US Securities Act and Section 21E of the US Exchange Act. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including statements with respect to the financial condition, strategies, results of operations and businesses of GXO and Clipper and their respective groups and certain plans and objectives with respect to the Enlarged Group, including, without limitation, GXO’s and Clipper’s 2022 financial targets for organic revenue growth, adjusted EBITDA, depreciation and amortization expense and net capital expenditures and the expected run rate cost synergies for the Enlarged Group. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “would,” “should,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in GXO’s filings with the SEC and the following: the severity, magnitude, duration and aftereffects of the COVID-19 pandemic and government responses to the COVID-19 pandemic; economic conditions generally; supply chain challenges, including labour shortages; competition and pricing pressures; GXO and/or Clipper's ability to align GXO and/or Clipper’s investments in capital assets, including equipment, service centres and warehouses, to their respective customers’ demands; GXO and/or Clipper’s ability to successfully integrate and realise anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; acquisitions may be unsuccessful or result in other risks or developments that adversely affect GXO and/or Clipper’s financial condition and results; GXO and/or Clipper’s ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; GXO and/or Clipper’s ability to raise debt and equity capital; litigation; labour matters, including GXO and/or Clipper’s ability to manage its subcontractors, and risks associated with labour disputes at GXO and/or Clipper’s customers and efforts by labour organizations to organize its employees; risks associated with defined benefit plans for GXO and/or Clipper’s current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; issues related to GXO and/or Clipper’s intellectual property rights; governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; natural disasters, terrorist attacks or similar incidents; a material disruption of GXO and/or Clipper’s operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; the impact of potential cyber-attacks and information technology or data security breaches; the inability to implement technology initiatives successfully; the expected benefits of the Acquisition, and uncertainties regarding the Acquisition, including the risk that the Acquisition will not produce the desired benefits; a determination by a tax authority that the distribution or certain related Acquisition on transactions should be treated as taxable transactions; expected financing transactions undertaken in connection with the separation and risks associated with additional indebtedness; the risk that dis-synergy costs, costs of restructuring transactions and other costs incurred in connection with the separation will exceed estimates; and the impact of the separation on GXO’s businesses, operations, relationships with customers, suppliers, employees and other business counterparties, and the risk that the separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on GXO’s resources, systems, procedures and controls, disruption of ongoing business, and diversion of management’s attention from other business concerns. All forward-looking statements set forth in this Announcement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by GXO will be realised or, even if substantially realised, that they will have the expected consequences to or effects on us or its business or operations. Forward-looking statements set forth in this Announcement speak only as of the date hereof, and GXO does not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Additional information for UK holders

To the extent that a UK holder of Scheme Shares receives cash as consideration for the transfer of their Scheme Shares under the Scheme, the transfer by a UK holder of those Scheme Shares will be treated as a disposal of the UK holder’s Scheme Shares for the purposes of UK capital gains tax (“CGT”) or UK corporation tax on chargeable gains (as applicable). Depending on the UK holder’s particular circumstances (including the UK holder’s base cost in their holding of Scheme Shares and the availability of exemptions, reliefs and/or allowable losses), the receipt of cash pursuant to the Acquisition by a UK holder as consideration for the transfer of the UK holder’s Scheme Shares may give rise to a liability to CGT or UK corporation tax on chargeable gains or, alternatively, an allowable capital loss.

To the extent that a UK holder of Scheme Shares receives New GXO Shares as consideration for the transfer of their Scheme Shares under the Scheme, the transfer by a UK holder of those Scheme Shares should not be treated as a disposal of that UK holder’s Scheme Shares for the purposes of UK CGT or UK corporation tax on chargeable gains (as applicable). Accordingly, any gain or loss which would have arisen on a disposal of their Scheme Shares will (to the extent that they receive New GXO Shares as consideration under the Scheme) be “rolled-over” into the New GXO Shares that they receive and those New GXO Shares will be treated as the same asset as their Scheme Shares, acquired at the same time as their Scheme Shares and for the same acquisition cost. A subsequent disposal of New GXO Shares by such UK holder may, depending on individual circumstances, give rise to a liability to UK CGT or UK corporation tax on chargeable gains (as applicable). Any chargeable gain or allowable loss on disposal (including redemption) of the New GXO Shares should be calculated taking into account the allowable original cost to the UK holder of acquiring the relevant Scheme Shares.

No UK stamp duty or SDRT will be payable by Clipper Shareholders on the transfer of their Scheme Shares under the Scheme.

No profit forecasts or estimates

The FY22 and FY23 Clipper Profit Forecasts are profit forecasts for the purposes of Rule 28 of the Code. The FY22 Clipper Profit Forecast, the assumptions and basis of preparation on which the FY22 Clipper Profit Forecast is based and the Clipper Directors' confirmation, as required by Rule 28.1 of the Code, are set out in paragraph 10 of this Announcement. The directors of Clipper have confirmed that the FY23 Clipper Profit Forecast is no longer valid, further details of which are set out in paragraph 10 of this Announcement.

Other than in respect of the FY22 and FY23 Clipper Profit Forecasts, no statement in this Announcement is intended as, or is to be construed as, a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share, for Clipper, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for Clipper. For the purposes of Rule 28 of the Code the FY22 Clipper Profit Forecast and the explanation for the FY23 Clipper Profit Forecast no longer being valid as contained in this Announcement are the responsibility of Clipper and the Clipper Directors.

GXO Quantified Financial Benefits Statement

The statements in the GXO Quantified Financial Benefits Statement relate to future actions and circumstances which by their nature, involve risks, uncertainties and contingencies. The synergies and cost savings referred to may not be achieved, or may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. Other than in respect of the FY22 Clipper Profit Forecast, no statement in the GXO Quantified Financial Benefits Statement, or this Announcement generally, should be construed as a profit forecast or interpreted to mean that the Enlarged Group’s earnings in the first full year following the Effective Date, or in any subsequent period, would necessarily match or be greater than or be less than those of GXO and/or Clipper for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the GXO Quantified Financial Benefits Statement is the responsibility of GXO and the GXO Directors.

Dealing and opening position disclosure requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Publication on website and hard copies

A copy of this Announcement and the documents required to be published by Rule 26 of the Code will be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on GXO’s website at https://www.gxo.com/information-regarding-possible-offer-for-clipper-logistics-plc/ and Clipper’s website at https://www.clippergroup.co.uk/possible-offer/. For the avoidance of doubt, the contents of those websites are not incorporated into and do not form part of this Announcement.

Clipper Shareholders may request a hard copy of this Announcement by contacting Equiniti during business hours on +44 (0) 371 384 2050 or by submitting a request in writing to Registrar at Equiniti, Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA. If you have received this Announcement in electronic form, copies of this Announcement and any document or information incorporated by reference into this document will not be provided unless such a request is made.

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

Not for release, publication or distribution, in whole or in part, in or into any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction

28 February 2022

RECOMMENDED CASH AND SHARE ACQUISITION
of
CLIPPER LOGISTICS PLC
by
GXO LOGISTICS, INC

1.	Introduction

The boards of directors of GXO (“GXO”) and Clipper (“Clipper”) are pleased to announce that they have reached agreement on the terms of a recommended cash and share acquisition by which the entire issued and to be issued ordinary share capital of Clipper will be acquired by GXO. It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

2.	The Acquisition

Under the terms of the Acquisition, which will be subject to the Conditions and further terms set out in Appendix 1 to this Announcement and to be set out in the Scheme Document, Clipper Shareholders at the Scheme Record Time will be entitled to receive:

for each Clipper Share	690 pence in cash

and

0.0359 New GXO Shares

Based on the Agreed Value of a GXO share, the Acquisition values each Clipper Share at 920 pence and values Clipper’s existing issued and to be issued share capital at approximately £965 million on a fully diluted basis.

The Agreed Value of a GXO share is determined by GXO’s trailing 3-month volume weighted average price of US$86.20 and the trailing 3-month average USD/GBP exchange rate of 0.7432. On this basis, 0.0359 New GXO Shares is equivalent to 230 pence and accordingly, together with 690 pence in cash, the Acquisition values each Clipper Share at 920 pence.

Based on the value of 920 pence per Clipper Share, the Acquisition represents:

•	a premium of 49.1 per cent. to Clipper’s share price of 617 pence at the close of business on 27 January 2022, the last business day before GXO’s proposal to Clipper;

•	a premium of 31.7 per cent. to 699 pence, being the 3-month average volume weighted price per Clipper Share up to 18 February 2022, the last business day before Clipper announced it had reached agreement on the key terms of a possible cash and share offer from GXO;

•	a premium of 18.4 per cent. to Clipper’s share price of 777 pence at the close of business on 18 February 2022; and

•	an implied enterprise value / 2022 adjusted EBIT (IAS 17 basis) multiple of 13.6x when factoring in full annual run-rate cost synergies and 27.0x pre-synergies.

Based on GXO’s closing share price of US$84.38 and the USD/GBP exchange rate of 0.7455 on 25 February 2022 (being the last business day prior to this Announcement (the “Last Practicable Date”)), the terms of the Acquisition value each Clipper Share at 916 pence, valuing Clipper’s existing issued and to be issued share capital at approximately £961 million on a fully diluted basis and representing a premium of 17.9 per cent. to Clipper’s share price of 777 pence at the close of business on 18 February 2022, the last business day before Clipper announced it had reached agreement on the key terms of a possible cash and share offer from GXO.

Through the share element of the consideration, Clipper Shareholders will participate in the potential future value creation in the Enlarged Group.

If, after the date of this Announcement and prior to the Effective Date, any dividend and/or other distribution and/or other return of capital is declared, made or paid or becomes payable in respect of the Clipper Shares, GXO reserves the right to reduce the value implied under the terms of the Acquisition at such date by the amount of such dividend and/or distribution and/or return of capital. In such circumstances, to the extent possible, the cash component of the consideration would be reduced by an amount up to the amount of such dividend and/or distribution and/or return of capital.

The Acquisition will include a Mix and Match Facility, allowing Scheme Shareholders to elect to vary the proportions in which they receive New GXO Shares and cash in respect of their Scheme Shares. However, the total number of New GXO Shares to be delivered pursuant to the Acquisition and the maximum aggregate amount of cash to be paid pursuant to the Acquisition will not be varied as a result of elections made under the Mix and Match Facility. Please refer to paragraph 18 of this Announcement for further details on the Mix and Match Facility.

The New GXO Shares will be issued credited as fully paid and will rank pari passu in all respects with shares of GXO common stock issued and outstanding at the time the New GXO Shares are issued pursuant to the Acquisition, including the right to receive and retain dividends and other distributions declared, made or paid by reference to a record date falling on or after the Effective Date. The New GXO Shares will be authorised for listing on the New York Stock Exchange subject to official notice of issuance.

3.	Recommendation

The directors of Clipper, who have been so advised by Numis as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. Numis is providing independent financial advice to the directors of Clipper for the purposes of Rule 3 of the Code. Accordingly, the directors of Clipper intend to recommend unanimously Clipper Shareholders to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting (and, if the Acquisition is subsequently structured as a Takeover Offer, to accept any Takeover Offer made by GXO) as the Clipper Shareholder Directors have irrevocably undertaken to do in respect of their own Clipper Shares (representing approximately 15.8 per cent. of the issued ordinary share capital of Clipper). In providing its advice, Numis has taken into account the commercial assessments of the directors of Clipper.

Numis has given and not withdrawn its consent to the inclusion in this Announcement of reference to its advice to the directors of Clipper in the form and context in which they appear.

4.	Background to and reasons for the Acquisition

The GXO Board believes the combination with Clipper will create significant shareholder value.

GXO has observed closely, and been consistently impressed by, Clipper’s development over a number of years and believes Clipper has built an exceptional reputation in end-to-end e-commerce logistics solutions for the retail industry. Through innovation and close collaboration with its customers, Clipper has established outstanding capabilities across e-fulfilment, returns management, repairs, refurbishment and resale, providing bespoke solutions to ensure its partners meet their own commitments to their end consumers.

The Acquisition is a compelling strategic combination which significantly increases the opportunities for both businesses in the high-growth e-commerce/e-fulfilment area.

Materially enhances service offering across complementary geographies and end markets

The GXO Board believes the combination will accelerate significantly top-line growth due to exciting cross-selling opportunities.

Combining GXO’s and Clipper’s complementary service offerings and capabilities, including its technology returns and repairs expertise, enables GXO to enhance and strengthen its proposition to an expanded universe of clients in the fast-growing e-commerce/e-fulfilment area.

Additionally, the combination will expand GXO’s geographic presence in Germany and Poland and vertical presence in life sciences, which are key growth areas.

The highly complementary service offerings, customer portfolios, and footprints in the UK and Europe will enable significant cross-selling of capabilities across a larger combined customer base.

Highly complementary operating platforms and a natural cultural fit

The combination offers significant productivity opportunities, taking advantage of certain operational overlap.

The GXO Board believes that bringing together two natural partners with a very strong cultural fit will ensure a smooth and rapid integration process and an excellent foundation for future accelerated growth. GXO is committed to fostering Clipper’s entrepreneurial approach for the benefit of the Enlarged Group and its employees and intends to safeguard the existing employment rights, including pension rights of Clipper employees.

Clipper is proud to have established strong connections with local community organisations and universities. These are highly valuable to the wider Clipper Group and will provide the Enlarged Group with access to wider labour pools and to more effectively manage any talent shortages.

Strengthens ESG leadership position

The Acquisition enhances GXO’s ESG leadership position given Clipper’s reverse logistics and circular economy offerings and its robust internal targets to minimise carbon emissions and waste.

Creates significant synergies, financial benefits and shareholder value

The Acquisition unlocks very significant synergies. The GXO Board expects:

•	Annualised EBIT run rate cost synergies of £36 million (pre-tax), based on procurement, and other operational overlap that can be realised by the end of the third year post completion of the Acquisition; and

•	Compelling revenue synergies as a result of the significant opportunity to cross sell capabilities across a large, combined customer base.

While synergies are expected from combining operations and support functions as well as functional support areas, GXO expects overall headcount will increase long-term as part of ongoing efforts to grow its UK operations.

As a result, the GXO Board expects the Acquisition:

•	to be immediately enhancing to underlying earnings per share, excluding synergies, and on a pro-forma basis double digit enhancing including full run-rate cost synergies; and

•	to cover GXO’s cost of capital by the end of the third year post completion of the Acquisition.

In addition, GXO believes the structure of the Acquisition will allow GXO to maintain its investment grade credit rating.

5.	Background to and reasons for the recommendation

Since the initial public offering of Clipper in May 2014, Clipper has undergone a period of significant transformation and growth. Clipper's reported revenues have grown from £201 million for the year to 30 April 2014 to £696 million for FY21 and underlying EBIT increased from £9.6 million to £31.4 million (on an IAS 17 basis) over the same period. This was driven by strong organic growth supported by carefully targeted acquisitions to add complementary business services and geographies. This strong financial performance has resulted in a significant increase in Clipper’s market capitalisation from £100 million at the time of its initial public offering to £796 million on 18 February 2022, the last business day before Clipper announced it had reached agreement on the key terms of a possible cash offer from GXO.

Through the Covid pandemic, Clipper has demonstrated its ability and agility and the robustness of its business model to deliver growth. Clipper’s full end to end range of services within e-commerce has enabled it to capitalise on the continued shift to e-commerce both in the UK and across Europe.

The UK is one of the most dynamic geographies in Europe for e-commerce, creating a number of world-leading online retailers and service providers. While the UK economy is still growing strongly, it is the Clipper Directors’ belief that the greatest opportunity for Clipper lies in growing its presence in Europe and entering North America. The Clipper Directors consider that such growth is achievable on a standalone basis but not without risk. Organic growth in these geographies will require meaningful investments in technology, operations and people. Major overseas acquisitions carry greater transaction execution and integration risk when compared with Clipper’s acquisitions to date and may require funding through either significantly increased levels of debt or through dilutive equity issuance. Furthermore, it may take several years before the benefits of such investments become apparent and for their value to be reflected in Clipper's share price. Over the last 12 months Clipper has assessed a number of potential acquisition opportunities in North America, including one specific larger opportunity where Clipper reached the final round of a competitive auction process. The potential transaction would have constituted a Class 1 transaction for the purposes of the listing rules which in turn requires a number of additional workstreams that placed it at a strategic disadvantage versus private trade buyers or private equity particularly in terms of the timing and deliverability of Clipper’s offer. The Clipper Directors believe it is critical to enter North America through M&A, and that any acquisition must have sufficient scale to provide the platform to offer national distribution immediately. To date Clipper has not been successful in entering the North American space through M&A and there can be no certainty that it will be able to achieve this over the medium term.

The Clipper Directors believe that a combination with GXO strengthens Clipper’s UK and European offering and addresses its international strategic ambitions immediately, which will be for the benefit of Clipper stakeholders as a whole.

Whilst the Clipper Directors remain confident that Clipper's strategy can deliver attractive returns for Clipper Shareholders as an independent company, they recognise that there are risks to, as well as uncertainty as to the timing and the delivery of, these returns.

The Clipper Directors also recognise the limited liquidity of Clipper Shares makes it challenging for Clipper Shareholders to monetise their holdings should they so wish. The Offer provides the opportunity to realise a large proportion of Clipper Shareholders’ investment at a compelling valuation in cash, whilst also having the opportunity to benefit in the potential future upside of the Enlarged Group through the New GXO Share component.

Based on the value of 920 pence per Clipper Share, the Acquisition represents:

-	a premium of 49.1 per cent. to Clipper’s share price of 617 pence at the close of business on 27 January 2022, the last business day before GXO’s proposal was made to Clipper;

-	a premium of 31.7 per cent. to 699 pence, being the 3-month average volume weighted price per Clipper Share up to 18 February 2022, the last business day before Clipper announced it had reached agreement on the key terms of a possible cash and share offer from GXO;

-	a premium of 18.4 per cent. to Clipper’s share price of 777 pence at the close of business on 18 February 2022; and

-	an implied enterprise value / 2022 adjusted EBIT (IAS 17 basis) multiple of 13.6x when factoring in full annual run-rate cost synergies and 27.0x pre-synergies.

The Clipper Directors note that the implied enterprise value / 2022 adjusted EBIT (IAS 17 basis) multiple pre-synergies is at a highly attractive level when compared to other relevant comparable transactions in the logistics sector.

In addition to the financial terms of the Acquisition, in its evaluation of GXO as a suitable owner of Clipper from the perspective of all stakeholders, the Clipper Directors have also taken into account GXO’s intentions for the business, management and employees and other stakeholders of Clipper. The Clipper Directors welcome GXO’s intention that, following completion of the Acquisition, the existing contractual and statutory employment rights, including in relation to pensions, of all Clipper management and employees will be fully safeguarded in accordance with applicable law. Furthermore, GXO is committed to fostering Clipper’s entrepreneurial approach for the benefit of both businesses which is core to Clipper’s culture and success.

The Clipper Board notes that GXO has stated that the Enlarged Group is expected to fully realise pre-tax run-rate cost synergies of approximately £36 million by the end of the third year post completion of the Acquisition. The Clipper Directors are reassured that GXO will be adopting a “best of both” approach in several areas including in operations, and believe that the Enlarged Group will provide existing Clipper management and employees with attractive opportunities to succeed as part of a larger global business.

The Clipper Director’s welcome GXO’s confirmation that they recognise the importance of R&D and technology to Clipper’s business and look forward to working with GXO to implement “best in class” practices in the Enlarged Group.

Given that detailed information to formulate comprehensive plans or intentions regarding the impact of the Acquisition on Clipper is not yet available, the Clipper Directors are unable to express a more detailed opinion on the impact of the Acquisition on Clipper management, employees and offices, save for as set out in paragraph 11 of this document.

Accordingly, following careful consideration of the above factors, the Clipper Directors unanimously recommend the Offer to Clipper Shareholders and unanimously believe that the Clipper Shareholders should have the opportunity to approve the Acquisition, as the Clipper Directors have committed to do in respect of their Clipper Shares (where applicable).

Steve Parkin, the Executive Chairman of Clipper, is committed to helping ensure a smooth transition.

6.	Irrevocable undertakings

GXO has received irrevocable undertakings (including from Steve Parkin, Executive Chairman of Clipper, as well as the other Clipper Shareholder Directors) to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting (and, if the Acquisition is subsequently structured as a Takeover Offer, to accept any Takeover Offer made by GXO) in respect of 23,893,180 Clipper Shares, representing approximately 23.3 per cent. of the existing issued ordinary share capital. This includes:

(a)	undertakings from the Clipper Shareholder Directors in respect of their entire holdings amounting to 16,172,752 Clipper Shares representing approximately 15.8 per cent. of Clipper’s existing issued ordinary share capital; and

(b)	undertakings from George Turner, Gurnaik Chima and Sean Fahey in respect of their entire holdings amounting to 7,720,428 Clipper Shares representing approximately 7.5 per cent. of Clipper’s existing issued ordinary share capital.

The irrevocable undertakings will cease to be binding only if:

(a)	GXO announces it does not intend to make or proceed with the Acquisition;

(b)	the Scheme lapses or is withdrawn; or

(c)	a competing offer for the entire issued and to be issued share capital of Clipper becomes or is declared unconditional or, if proceeding by way of scheme of arrangement, becomes effective, and will remain binding in the event that a higher competing offer for Clipper is made.

GXO has received irrevocable undertakings (including from Steve Parkin, Executive Chairman of Clipper as well as certain other Clipper Shareholder Directors) to elect to receive 50 per cent. of their consideration in the form of New GXO Shares in respect of 23,889,180 Clipper Shares representing, in aggregate, approximately 23.3 per cent. of the existing issued ordinary share capital of Clipper. These irrevocable undertakings remain binding in the event of a competing offer. As a result of these elections, there will be more cash available, in the aggregate, to other Scheme Shareholders who elect to vary the proportions in which they receive New GXO Shares and cash in respect of their Scheme Shares under the Mix and Match Facility than as compared to if these undertakings had not been made. Please refer to paragraph 18 of this Announcement for further details on the Mix and Match Facility.

Further details of these irrevocable undertakings are set out in Appendix 3 to this Announcement.

7.	Information relating to GXO

GXO is the largest pure-play contract logistics provider in the world and an innovator in the logistics industry. It was a spin-off from XPO Logistics, Inc in August 2021 and is now separately listed on the New York Stock Exchange with a market capitalisation of US$9.7 billion as at close of business on 25 February 2022.

GXO provides high-value-add warehousing and distribution, order fulfilment, e-commerce, reverse logistics, and other supply chain services differentiated by its ability to deliver technology-enabled, customised solutions at scale. GXO’s revenue is diversified across numerous verticals and customers, including many multinational corporations.

GXO’s customers rely on it to move their goods with high efficiency through their supply chains – from the moment inbound goods arrive at GXO’s logistics sites, through fulfilment and distribution and, in an increasing number of cases, the management of returned products. GXO’s customer base includes many blue-chip leaders in sectors that demonstrate high growth or durable demand over time, with significant growth potential through customer outsourcing of logistics services.

As part of its growth strategy, GXO intends to develop additional business in consumer and other verticals where it already has deep expertise, prominent customer relationships and a strong track record of successful performance. GXO also intends to expand into new verticals by leveraging its capacity and technological strengths, and by marketing the benefits of its platform for warehouse operations. GXO uses this technology to manage advanced automation, labour productivity, safety and the complex flow of goods within sophisticated logistics environments.

GXO is an industry leader in ESG with a “AA” rating from MSCI. Its environmental targets include 100 per cent. carbon neutral by 2040 and a 30 per cent. greenhouse gas emission reduction by 2030 versus 2019.

During calendar year 2021, GXO won contracts with approximately US$5 billion in lifetime contract value, which are expected to add approximately US$830 million of incremental revenue in 2022. At December 2021, its pipeline reached an all-time high of US$2.5 billion, of which 49 per cent. in e-commerce. Growth in e-commerce accelerated during the fourth quarter of 2021, with e-commerce revenue for the quarter growing by 45 per cent. year-on-year (compared to 22 per cent. for the third quarter) and reverse logistics revenue for the quarter growing by 28 per cent. year-on-year (compared to 21 per cent. for the third quarter).

Over the course of 2021, GXO successfully increased the proportion of revenue from open book contracts from 33 per cent. to 38 per cent., enabling improved return on capital.

For the year ended 31 December 2021, GXO generated revenue of US$7.9 billion and net income attributable to common shareholders of US$153 million. Additional information on GXO’s latest financial results can be found at https://investors.GXO.com/.

As at the close of business on 24 February 2022, GXO’s issued share capital consisted of 114,716,740 common stock, par value $0.01 per share. The International Securities Identification Number for GXO’s common stock is US36262G1013.

8.	Information relating to Clipper

Clipper, which is listed on the premium segment of the Main Market of the London Stock Exchange, is an omni-channel retail logistics specialist, which provides value-added, consultancy-led services to its blue-chip client base. Clipper is a UK leader in its areas, with a long-standing customer base in e-fulfilment, fashion, and high-value logistics. Clipper is highly regarded by its customer base for the innovative and high-quality logistics solutions it provides, putting the customer at the forefront of its thinking. Clipper’s logistics service offerings broadly comprise of e-fulfilment and returns management services, high-value product warehousing and distribution, and retail logistics services. Through its full end-to-end logistics service, Clipper is well positioned to enable its retail customers to accelerate online penetration as well as continuing to support retailers’ off-line presence.

For the six months ended 31 October 2021, 68 per cent. of Clipper’s logistics revenue was generated from e-fulfilment and returns management activities and for FY21, 93 per cent. of revenue within UK logistics was derived from open book or minimum volume guarantee contracts, giving the business a high level of contractual certainty.

Clipper has developed specialist services to support its customers in their ever-complex supply chains and to ensure that product is ready for sale in the most efficient and cost-effective manner. It has developed a high value-add electronic product repair capability, which Clipper complemented with the acquisition of Netherlands-based CE Repair as announced on 29 November 2021.

In addition to its presence in the UK, Clipper has an increasing presence in mainland Europe, with operations in Poland, Germany, the Republic of Ireland, the Netherlands and Belgium.

For FY21, Clipper generated revenue of £696 million, underlying EBITDA of £43 million on an IAS 17 basis and £82 million on an IFRS 16 basis, underlying EBIT of £31 million on an IAS 17 basis and £40 million on an IFRS 16 basis. As at 31 October 2021, Clipper had net debt of £11 million on an IAS 17 basis.

9.	Synergies

The GXO Directors expect pre-tax run-rate cost synergies for the Enlarged Group of approximately £36 million to be realised by the end of the third year post completion of the Acquisition. The principal sources of these synergies are as follows:

-	approximately 54 per cent. from combining UK operations and support functions, including the removal of costs associated with Clipper’s status as a listed company, in the UK;

-	approximately 19 per cent. from combining operations in other geographies and support functions in those geographies;

-	approximately 17 per cent. from fleet procurement and maintenance savings; and

-	approximately 10 per cent. from other cost and procurement savings.

It is envisaged that the realisation of the identified cost synergies will result in non-recurring integration costs of approximately £30 million in aggregate over the first 3 years post completion of the Acquisition.

Potential areas of dis-synergy have also been considered and were determined by GXO Management to be immaterial for the analysis. The expected synergies will accrue as a direct result of the success of the Acquisition and would not be achieved on a standalone basis.

Accordingly, on the basis of the value of 920 pence per Clipper Share implied by the Exchange Ratio, the Acquisition implies:

-	a total equity value of £965 million on a fully diluted basis;

-	an enterprise value of £1,000 million;

-	an enterprise value / 2022 adjusted EBIT (IAS 17 basis) multiple of 13.6x when factoring in full annual run-rate cost synergies and 27.0x pre-synergies.

In addition to these quantified cost synergies, the GXO Directors believe that significant further value can be created through additional opportunities, including revenue opportunities arising as a result of the creation of a combined business with a global footprint that more closely matches the footprint of its customers and their needs for innovative products.

These statements of identified synergies and estimated costs savings relate to future actions and circumstances which by their nature involve risks, uncertainties and contingencies. As a consequence, the identified synergies and estimated cost savings referred to may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. For the purposes of Rule 28 of the Code, these statements of potential quantified synergies are the responsibility of GXO in its capacity as offeror. Appendix 4 to this Announcement includes a copy of this Quantified Financial Benefits Statement and the supporting bases of belief. Appendix 4 also includes reports in connection with this Quantified Financial Benefits Statement from each of Rothschild & Co and KPMG LLP, as required by Rule 28 of the Code. Each of Rothschild & Co and KPMG LLP have given and not withdrawn their consent to the publication of their report in the form and context in which they are included.

These statements are not intended as a profit forecast and should not be interpreted as such.

10.	Clipper Profit Forecast

On 7 June 2021 in its “Year End Trading update” announcement Clipper provided guidance in relation to FY22 and FY23 EBIT with reference to Clipper-compiled consensus published on the Clipper website immediately prior to that announcement:

•	“Given the continued strong trading momentum and pipeline of contracts wins, we expect EBIT (under both IAS 17 and IFRS 16) for FY22 and FY23 to be ahead of Company-compiled consensus (https://www.Clippergroup.co.uk/analyst-consensus/) by mid-single digit percentages in both years.”

Immediately prior to the announcement on 7 June 2021 the Clipper compiled consensus included on the Clipper website for FY23 EBIT was £39.3m and £47.6m on an IAS 17 and IFRS 16 basis respectively. No subsequent references were made by Clipper as to its expectations for FY23 EBIT.

On 25 August 2021 in its “Final Results for the year ended 30 April 2021” announcement Clipper confirmed its prior guidance in relation to FY22:

•	“The Group has made a strong start to the new financial year and is trading in line with its recently upgraded guidance for FY22.”

On 9 December 2021 in its “Interim Results for the six months to 31 October 2021” announcement Clipper confirmed its prior guidance in relation to FY22:

•	“Trading continues to be strong, and the Group is on track to meet the Clipper Board's full year guidance.”

Immediately prior to the announcement on 9 December 2021 the updated Clipper compiled consensus included on the Clipper website for FY22 EBIT was £37.0m and £46.2m on an IAS 17 and IFRS 16 basis respectively. The statement made on 9 December 2021, therefore, updated the Board’s guidance in relation to FY22 and superseded the two previous statements where the Clipper Board made references to its expectations for FY22 EBIT.

Application of Rule 28 to the Clipper Profit Forecast

The statements from the Clipper in bold above set an expectation for EBIT for FY22 of £37.0m and £46.2m on an IAS 17 and IFRS 16 basis respectively (the “FY22 Clipper Profit Forecast”) and EBIT for FY23 of £39.3m and £47.6m on an IAS 17 and IFRS 16 basis respectively (the “FY23 Clipper Profit Forecast”), each of which for the purposes of Rule 28.1(c) of the Code, constitutes a profit forecast.

Directors confirmation

The directors of Clipper confirm that, as at the date of this Announcement, the FY22 Clipper Profit Forecast remains valid and that it has been properly compiled on the basis of the assumptions stated below and that the basis of accounting used is consistent with Clipper’s accounting policies which are in accordance with IFRS and those that Clipper applied in preparing its financial statements for the year ended 30 April 2021.

At the time the FY23 Clipper Profit Forecast was made on 7 June 2021, it was 22 months away from the period ending 30 April 2023 to which the profit forecast related. Since then, the market and the circumstances in which Clipper operates in, including the COVID 19 pandemic, have changed. The directors of Clipper, therefore, confirm that the FY23 Clipper Profit Forecast is no longer valid.

Further information on the basis of preparation of the FY22 Clipper Profit Forecast, including the principal assumptions on which it is based, is set out below.

Basis of preparation and principal assumptions

The FY22 Clipper Profit Forecast is based upon internal Clipper forecasts.

In confirming the FY22 Clipper Profit Forecast, the directors of Clipper have made the following assumptions in respect of the forecast period to 30 April 2022:

Factors outside the influence or control of the directors of Clipper:

1.	No significant additional effect from COVID-19, in particular any new variant, which would present heightened short-term uncertainty in Clipper’s principal markets;

2.	no material change in the political, economic and/or market environment that would materially affect Clipper;

3.	there will be no material changes in market conditions over the period to 30 April 2022 in relation to either customer demand or competitive environment;

4.	no significant one-off events or litigation that would have a material impact on the operating results or financial position of Clipper;

5.	there will be no material adverse change to Clipper’s commercial relationships;

6.	no material changes to inflation, interest or tax rates in Clipper’s principal markets compared with Clipper’s budgeted estimates;

7.	no material changes of the value of pound sterling above the average foreign exchange rates that have applied during the period from 7 June 2021 to the Last Practicable Date;

8.	no material adverse events which will have a significant impact on the operating results or financial position of Clipper;

9.	no material adverse outcome from any ongoing or future disputes with any customer, competitor, regulator or tax authority; and

10.	no material change in legislation, taxation, regulatory requirements, applicable standards or the position of any regulatory bodies impacting the Clipper Group’s operations or accounting policies.

Factors within the influence or control of the directors of Clipper:

1.	no additional significant acquisitions, disposals, developments, partnership or joint venture agreements being entered into by Clipper which would have a materially dilutive effect on Clipper’s earnings;

2.	no material change in the dividend or capital policies of Clipper;

3.	no material changes to the senior leadership team of Clipper;

4.	no material change in Clipper’s strategy; and

5.	Clipper’s accounting policies will be consistently applied in the period to 30 April 2022.

11.	Intentions of GXO

Business of the Clipper Group

GXO believes that the Acquisition has a compelling strategic and financial rationale, will create significant value for all stakeholders and is consistent with GXO’s long-term growth strategy. GXO believes that there is a strong strategic fit between Clipper’s and GXO’s businesses based on highly complementary service offerings, customer portfolios, and footprints in the UK and Europe. The Enlarged Group will benefit from significant cross-selling opportunities, increased presence in key target growth areas as well as an enhanced offering. GXO is confident in the overall prospects of Clipper's business and its long term value.

Prior to this Announcement, consistent with market practice, GXO has been granted access to Clipper's senior management for the purposes of high-level due diligence. This has enabled GXO to develop a preliminary strategy for the Enlarged Group, however it intends to undertake a full evaluation of the Clipper Group in the 12 months following completion of the Acquisition in order to formulate detailed plans regarding the impact of the Acquisition.

The GXO Directors expect pre-tax run-rate cost synergies for the Enlarged Group of approximately £36 million to be realised by the end of the third year post completion of the Acquisition. The principal sources of these synergies are as follows:

•	approximately 54 per cent. from combining UK operations and support functions, including the removal of costs associated with Clipper’s status as a listed company, in the UK;

•	approximately 19 per cent. from combining operations in other geographies and support functions in those geographies;

•	approximately 17 per cent. from fleet procurement and maintenance savings; and

•	approximately 10 per cent. from other cost and procurement savings.

It is envisaged that the realisation of the identified cost synergies will result in non recurring integration costs of approximately £30 million in aggregate over the first 3 years post completion of the Acquisition.

Potential areas of dis-synergy have also been considered and were determined by GXO management to be immaterial for the analysis. The expected synergies will accrue as a direct result of the success of the Acquisition and would not be achieved on a standalone basis.

In addition to these quantified cost synergies, the GXO Directors believe that significant further value can be created through additional opportunities, including cross-selling opportunities and opportunities arising as a result of the creation of a combined business with a global footprint that more closely matches the footprint of its customers and their needs for innovative products.

These statements of identified synergies and estimated costs savings relate to future actions and circumstances which by their nature involve risks, uncertainties and contingencies. As a consequence, the identified synergies and estimated cost savings referred to may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. For the purposes of Rule 28 of the Code, these statements of potential quantified synergies are the responsibility of GXO in its capacity as offeror. Appendix 4 to this announcement includes a copy of this Quantified Financial Benefits Statement and the supporting bases of belief. Appendix 4 also includes reports in connection with this Quantified Financial Benefits Statement from each of Rothschild & Co and KPMG LLP, as required by Rule 28 of the Code. Each of Rothschild & Co and KPMG LLP have given and not withdrawn their consent to the publication of their report in the form and context in which they are included.

These statements are not intended as a profit forecast and should not be interpreted as such.

Following this Announcement, GXO intends to undertake a full evaluation of the Clipper Group. While the parameters of the review have not yet been finalised, GXO expects that it will last up to 12 months and involve an evaluation of business expansion and cross-selling opportunities, establishment of preliminary ideas for jointly developed new capabilities, a review of Clipper’s procurement operations and its asset base, as well as analysis of duplicated areas and functions where GXO may be able to streamline and implement “best in class” practices in the Enlarged Group.

GXO understands the importance of R&D and technology to Clipper’s business. It does not intend to make any material changes to the R&D and technology functions of either Clipper or GXO.

Management and employees

GXO attaches great importance to the skill and experience of the Clipper Group’s management and employees and recognises their important contribution to the success that has been achieved by Clipper. As such, GXO expects the Clipper Group’s management and employees to continue to contribute to the success of the Enlarged Group following completion of the Acquisition. GXO expects the Clipper Group’s management and employees will benefit from greater opportunities as a result of being part of the Enlarged Group.

GXO has not yet begun to carry out the evaluation referred to above and has not reached any conclusions as to its likely outcome or made any decisions in relation to any specific actions that may be taken as a result of this evaluation. GXO therefore cannot be certain what impact there will be on the employment of, and the balance of skills and functions of, the management and employees of the Enlarged Group, beyond an anticipated reduction in the proportion of employees based in operations, support functions and functional support areas within the Enlarged Group’s overall workforce. Proposals regarding incentivisation arrangements for management and employees of the Clipper Group may also be considered as part of the evaluation referred to above. However, no discussions related to such incentivisation arrangements have yet taken place.

GXO intends to safeguard the existing employment rights and pensions rights of the management and employees of the Enlarged Group in accordance with applicable law and does not intend to make any material change in the conditions of employment of the management and employees of the Enlarged Group.

Clipper does not operate or contribute to any defined benefit pension schemes in respect of its employees. It does, however, operate certain defined contribution pension plans. GXO does not intend to make any changes to the eligibility rules or contribution rates that currently apply under Clipper’s defined contribution pension plans. GXO intends to comply with all applicable law in connection with the provision of retirement benefits.

The existing non-executive directors of Clipper will resign from office as directors of Clipper with effect from the Effective Date.

Headcount

The GXO Board recognises that in order to achieve the expected benefits of the Acquisition, operational and administrative restructuring will be required following completion of the Acquisition. The steps for such a restructuring are not yet known, but it is anticipated that headcount reductions would total less than 0.5 per cent. across the Enlarged Group (including in particular from combining operations and support functions as well as functional support areas and specifically roles currently supporting Clipper’s status as a public listed company).

GXO will aim to retain the best talent across the Enlarged Group and to adopt a “best of both” approach in several areas including in operations. The finalisation and implementation of any restructuring, integration and workforce reductions will be subject to detailed and comprehensive planning as part of the evaluation to be undertaken in the 12 months after the Effective Date, and would be subject to appropriate engagement with stakeholders, including affected employees and any appropriate employee representative bodies in accordance with the legal obligations of the Enlarged Group. GXO would commence this engagement process long enough before any final decision is taken to implement any job reductions so as to ensure that relevant legal obligations are complied with. Where opportunities arise as part of an open recruitment exercise, GXO would look to encourage affected employees to apply for alternative positions within the Enlarged Group and prioritise, to the extent possible, their applications.

Business locations and fixed assets

The Enlarged Group will benefit from a strengthened presence in the UK and Europe based on complementary footprint. Following completion of the Acquisition, GXO intends to maintain Clipper’s office in Leeds but the Enlarged Group’s headquarters will be located at GXO’s head office which will continue to be in Greenwich, Connecticut, USA. Upon completion of the Acquisition, as part of its full evaluation of the Clipper Group, GXO will review all of Clipper’s sites, offices and places of business. Where overlap and duplication are identified, locations of business may be consolidated or repurposed to allow for better amalgamation of Clipper and GXO into the Enlarged Group and to facilitate the integration of Clipper employees. GXO does not intend to redeploy any of Clipper’s fixed assets as a result of the Acquisition.

Trading facilities

Clipper is currently listed on the Official List and, as explained in paragraph 16 below, GXO intends to make a request to the London Stock Exchange to cancel trading in Clipper Shares on the Main Market of the London Stock Exchange, and to the FCA to cancel the listing of the Clipper Shares on the Official List, in each case with effect from or shortly following the Effective Date. Clipper will be re-registered as a private company following the Effective Date.

GXO intends prior to completion of the Acquisition to establish a CREST depositary interest dealing facility for the benefit of the Clipper Shareholders who hold their Clipper Shares in uncertificated form so as to facilitate the trading of the New GXO Shares from outside the United States.

None of the statements in this paragraph 11 are "post-offer undertakings" for the purposes of Rule 19.5 of the Code.

12.	Financing

The cash consideration payable by GXO under the terms of the Acquisition will be funded through third party debt incurred by GXO. Such third party debt is to be provided under a bridge facility agreement arranged by Barclays Bank PLC and Citibank, N.A. (or, in each case, affiliates thereof) (the “Bridge Facility”).

Rothschild & Co (as lead financial adviser to GXO) is satisfied that sufficient cash resources are available to GXO to enable it to satisfy in full the cash consideration payable to Clipper Shareholders under the terms of the Acquisition.

Further information on the financing of the Acquisition will be set out in the Scheme Document.

13.	Clipper Share Schemes

Participants in the Clipper Share Schemes will be contacted regarding the effect of the Acquisition on their rights and appropriate proposals will be made to such participants in due course. Details of these proposals will be set out in separate letters to be sent to participants in the Clipper Share Schemes.

Clipper Sharesave Plan participants will have the opportunity to exercise their options to the extent of the proceeds of their related savings contracts at the time of exercise. Clipper PSP participants will also have the opportunity to exercise their options. In the case of unvested Clipper PSP options, the extent of vesting will depend on determinations to be made by the Clipper Remuneration Committee. All participants in the Clipper Share Schemes who exercise their options and acquire Clipper Shares in connection with or following the Acquisition may dispose of these Clipper Shares for the Consideration, either under the Scheme or later under amendment to the articles of association of Clipper that shall be proposed at the General Meeting. To the extent that participants in the Clipper Share Schemes are not, or do not become, Scheme Shareholders, they will be unable to participate in the Mix and Match Facility.

14.	Acquisition-related arrangements

Confidentiality Agreement

GXO and Clipper have entered into a confidentiality agreement dated 2 February 2022 pursuant to which each of GXO and Clipper has undertaken, amongst other things, to: (a) keep confidential information relating to the Acquisition and the other party and not to disclose it to third parties (other than certain permitted parties) unless required by law or regulation; and (b) use the confidential information for the sole purpose of evaluating, negotiating, advising on or implementing the potential Acquisition. These confidentiality obligations remain in force until 2 February 2024. The agreement also contains provisions pursuant to which each party has agreed not to solicit certain employees and customers of the other party, subject to customary carve-outs, for a period of approximately 12 months.

Co-operation Agreement

GXO and Clipper entered into the Co-operation Agreement dated 28 February 2022 pursuant to which GXO agreed to use its reasonable endeavours to secure the regulatory clearances and authorisations necessary to satisfy the Conditions.

GXO and Clipper have agreed to certain undertakings to co-operate and provide each other, in a timely manner, with such information and assistance as may reasonably be required in relation to the filings, submissions and notifications to be made in relation to such regulatory clearances and authorisations. GXO has also agreed to provide Clipper with reasonable information, assistance and access for the preparation of certain documentation relating to the Scheme, including the Scheme Document.

GXO has the right to terminate the Co-operation Agreement in certain circumstances, including if the Clipper Board publicly withdraws, adversely qualifies, adversely modifies or fails to re-affirm or re-issue its unanimous and unconditional recommendation that Clipper Shareholders vote in favour of the Scheme or a competing transaction is either recommended by the Clipper Board or completes, becomes effective or is declared or becomes unconditional in all respects.

The Co-operation Agreement records GXO’s and Clipper’s intention to implement the Acquisition by way of the Scheme, subject to the ability of GXO to proceed by way of a Takeover Offer: (i) with the written consent of Clipper; (ii) if a third party announces a firm intention to make an offer for Clipper which is recommended in whole or in part by the Clipper Board; (iii) if a third party announces that it is considering making an offer for Clipper, or Clipper or GXO notifies the other that it is aware of the existence of a bona fide potential offeror (within the meaning of Rule 21.3 of the Code) for all or part of the issued ordinary share capital of Clipper; (iv) if the Clipper Board withdraws, adversely modifies or adversely qualifies its recommendation of the Acquisition; or (v) if Clipper adjourns one or more of the Court Meeting, the General Meeting or the Scheme Court Hearing without the prior written consent of GXO.

The Co-operation Agreement also contains provisions that will apply in respect of the Clipper Share Schemes.

Clean Team Agreement

GXO and Clipper have also entered into the clean team agreement dated 21 February 2022, which sets out how any confidential information that is commercially and competitively sensitive can be disclosed, used or shared for the purposes of due diligence, synergies evaluation, planning transition and integration and regulatory clearance.

15.	Structure of the Acquisition

It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement between Clipper and the Scheme Shareholders, under Part 26 of the Companies Act. The procedure involves, among other things, an application by Clipper to the Court to sanction the Scheme, in consideration for which the Scheme Shareholders will receive the Consideration on the basis described in paragraph 2 above. The purpose of the Scheme is to provide for GXO to become the owner of the entire issued and to be issued share capital of Clipper.

The Scheme is subject to the Conditions and certain further terms referred to in Appendix 1 to this Announcement and to be set out in the Scheme Document when issued. In particular, the Scheme will only become effective if, among other things, the following events occur on or before the Long-Stop Date:

•	a resolution to approve the Scheme is passed by a majority in number representing 75 per cent. in value of the Scheme Shareholders present and voting (and entitled to vote) at the Court Meeting, either in person or by proxy;

•	the Special Resolution necessary to implement the Scheme is passed by the requisite majority of Clipper Shareholders at the General Meeting;

•	the Scheme is sanctioned (with or without modification, on terms agreed by GXO and Clipper); and

•	an office copy of the Scheme Court Order is delivered to the Registrar of Companies.

Following the Clipper Meetings, the Scheme must also be sanctioned by the Court and will only become effective once a copy of the Scheme Court Order is delivered to the Registrar of Companies. Upon the Scheme becoming effective: (i) it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting (and if they attended and voted, whether or not they voted in favour); and (ii) share certificates in respect of Clipper Shares will cease to be valid and entitlements to Clipper Shares held within the CREST system will be cancelled. The New GXO Shares will be issued and the Consideration will be despatched to Scheme Shareholders no later than 14 days after the Effective Date.

If the Scheme does not become effective on or before the Long-Stop Date, it will lapse and the Acquisition will not proceed (unless GXO and Clipper otherwise agree and the Panel otherwise consents).

The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the General Meeting. The Scheme Document will also contain the expected timetable for the Acquisition and will specify the necessary actions to be taken by Clipper Shareholders. The Scheme Document will be posted to Clipper Shareholders and, for information only, to persons with information rights and to holders of options granted under the Clipper Share Schemes, as soon as practicable. Subject, amongst other things, to the satisfaction or waiver of the Conditions, it is expected that the Scheme will become effective in the summer of 2022.

16.	Delisting and re-registration

It is intended that dealings in Clipper Shares will be suspended at 5.00 p.m. London time on the business day prior to the Effective Date. It is further intended that an application will be made to the FCA for the cancellation of the listing of the Clipper Shares on the Official List and to the London Stock Exchange for the cancellation of trading of the Clipper Shares on the Main Market for listed securities of the London Stock Exchange, with effect as of or shortly following the Effective Date.

It is also intended that, following the Scheme becoming effective, Clipper will be re-registered as a private company under the relevant provisions of the Companies Act.

17.	Settlement, listing and dealing of New GXO Shares

Once the Scheme has become effective, New GXO Shares will be allotted to Clipper Shareholders who will be receiving New GXO Shares as part of the Mix and Match Facility. Application will be made for the listing of New GXO Shares on the NYSE from the Effective Date.

The New GXO Shares will immediately rank pari passu in all respects with shares of GXO common stock already listed on the NYSE.

GXO intends prior to completion of the Acquisition to establish a CREST depositary interest dealing facility for the benefit of the Clipper Shareholders who hold their Clipper Shares in uncertificated form so as to facilitate the trading of the New GXO Shares from outside the United States. Details of how Clipper Shareholders can hold, access and trade the New GXO Shares will be set out in the Scheme Document.

18.	Mix and Match Facility

Pursuant to the terms of the Scheme, Scheme Shareholders will be entitled to elect to vary the proportions in which they receive New GXO Shares and cash in respect of their Scheme Shares. However, the total number of New GXO Shares to be delivered pursuant to the Acquisition and the maximum aggregate amount of cash to be paid under the Acquisition will not be varied as a result of elections made under the Mix and Match Facility.

Satisfaction of elections made by Clipper Shareholders under the Mix and Match Facility will therefore depend on the extent to which other Clipper Shareholders make elections. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro-rata basis. As a result, Clipper Shareholders who make an election under the Mix and Match Facility will not necessarily know the exact number of New GXO Shares or the amount of cash they will receive until settlement of the consideration due to them under the Acquisition.

Pursuant to the terms of their irrevocable undertakings, Steve Parkin, David Hodkin, Tony Mannix, Gurnaik Chima, George Turner and Sean Fahey have each irrevocably undertaken to elect to receive 50 per cent. New GXO Shares in respect of their entire beneficial holdings of Scheme Shares.

Further details in relation to the Mix and Match Facility (including the action to take in order to make a valid election, the deadline for making elections, and the basis on which entitlement to receive cash may be exchanged for an entitlement to additional New GXO Shares) for Clipper Shareholders will be contained in the Scheme Document.

19.	Disclosure of interests in Clipper relevant securities

Except for the irrevocable undertakings referred to in paragraph 18 above, as at close of business on 25 February 2022 (other than in respect of Barclays, in respect of which this confirmation is given as at close of business on 24 February 2022), being the latest practicable date prior to the date of this Announcement, neither GXO, nor any of the directors of GXO or any member of the GXO Group, nor, so far as the directors of GXO are aware, any person acting in concert with GXO for the purposes of the Acquisition had any interest in, right to subscribe for, or had borrowed or lent any Clipper Shares or securities convertible or exchangeable into Clipper Shares, nor did any such person have any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to take delivery, or any dealing arrangement of the kind referred to in Note 11 of the definition of acting in concert in the Code, in relation to Clipper Shares or in relation to any securities convertible or exchangeable into Clipper Shares.

Enquiries have been made of certain parties who may be deemed by the Panel to be acting in concert with GXO for the purposes of the Scheme and any disclosure in respect of such parties will be included in the Scheme Document.

20.	Overseas shareholders

The availability of the Acquisition (including the New GXO Shares) and the distribution of this Announcement to Clipper Shareholders who are not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Clipper Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

This Announcement does not constitute an offer for sale for any securities or an offer or an invitation to purchase any securities. Clipper Shareholders are advised to read carefully the Scheme Document and related Forms of Proxy once these have been dispatched.

21.	Documents published on a website

Copies of the following documents are already or will, by no later than 12 noon (London time) on 1 March 2022, be published on Clipper’s website at www. https://www.clippergroup.co.uk/possible-offer/ and on GXO’s website at https://www.gxo.com/information-regarding-possible-offer-for-clipper-logistics-plc/ until the end of the Acquisition:

•	this Announcement;

•	the irrevocable undertakings described in paragraph 6 and listed in Appendix 3;

•	the documents relating to the Bridge Facility referred to in paragraph 12;

•	the Clean Team Agreement referred to in paragraph 14;

•	the confidentiality agreement referred to in paragraph 14;

•	the Co-operation Agreement referred to in paragraph 14; and

•	the consent letters from each of Rothschild & Co, Barclays, KPMG LLP, Numis and Citibank N.A. referred to in paragraph 22 below.

22.	General

GXO reserves the right to elect in accordance with the Co-operation Agreement to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued share capital of Clipper not already held by GXO as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme.

If the Acquisition is effected by way of a Takeover Offer and such Takeover Offer becomes or is declared unconditional in all respects and sufficient acceptances are received, GXO intends to: (i) make a request to the FCA to cancel the listing of the Clipper Shares from the Official List; (ii) make a request to the London Stock Exchange to cancel trading in Clipper Shares on its market for listed securities; and (iii) exercise its rights to apply the provisions of Chapter 3 of Part 28 of the Companies Act to acquire compulsorily the remaining Clipper Shares in respect of which the Takeover Offer has not been accepted.

The Scheme will be governed by English law and will be subject to the jurisdiction of the courts of England and Wales. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the FCA.

The bases and sources of certain financial information contained in this Announcement are set out in Appendix 2. Certain terms used in this Announcement are defined in Appendix 5.

Each of Rothschild & Co, Barclays, KPMG LLP, Numis and Citibank N.A. has given and not withdrawn its consent to the inclusion in this Announcement of references to its name in the form and context in which they appear.

Enquiries

GXO

Media

Matthew Schmidt (US)	+1 (203) 307 2809
Kat Kalinina (UK)	+44 (0) 7974 594 467

Investors

Mark Manduca	+1-203-585-8986

Rothschild & Co (Lead Financial Adviser to GXO)	+44 (0)20 7280 5000

Neil Thwaites
Alexander Mitteregger

Barclays (Joint Financial Adviser to GXO)	+44 (0) 20 7623 2323

Chris Brooks
Philipp Gillmann
Akshay Majithia
Jon Bone (Corporate Broking)

Clipper	+44 (0) 113 204 2050

Steve Parkin, Executive Chairman
David Hodkin, Chief Financial Officer
Tony Mannix, Chief Executive Officer

Numis (Financial Adviser and Corporate Broker to Clipper)	+44 (0)20 7260 1000

Stuart Skinner
Stuart Ord
Kevin Cruickshank
William Wickham

Buchanan (Public Relations Advisers to Clipper)

David Rydell	+44 7798646 021
Stephanie Whitmore	+44 7754 941 250

Clipper Shareholder Helpline

Please contact Equiniti Limited between 8.30 a.m. and 5.30 p.m. Monday to Friday (except United Kingdom public holidays), on +44 (0) 371 384 2050 (calls are charged at the standard geographic rate and will vary by provider; calls from outside the United Kingdom will be charged at the applicable international rate).

Freshfields Bruckhaus Deringer LLP is acting as legal adviser to GXO in connection with the Acquisition. Wachtell Lipton Rosen & Katz is acting as legal adviser to GXO in connection with debt finance aspects of the Acquisition. Hogan Lovells International LLP is acting as legal adviser to Clipper in connection with the Acquisition.

Further information

This Announcement is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities of Clipper in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document, which will contain the full terms and conditions of the Acquisition including details of how to vote in respect of the Acquisition and how to make an election under the Mix and Match Facility. Any vote in respect of the Scheme or other response in relation to the Acquisition should be made only on the basis on the information contained in the Scheme Document.

Please be aware that addresses, electronic addresses and certain other information provided by Clipper Shareholders, persons with information rights and other relevant persons for the receipt of communications from Clipper may be provided to GXO during the offer period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c).

Rothschild & Co, which is authorised and regulated in the UK by the FCA, is acting exclusively for GXO and no-one else in connection with the Acquisition and will not be responsible to anyone other than GXO for providing the protections afforded to clients of Rothschild & Co nor for providing advice in relation to the Acquisition or any other matters referred to in this Announcement.

Barclays, which is authorised by the PRA and regulated in the United Kingdom by the FCA and the PRA, is acting exclusively for GXO and no one else in connection with the Acquisition and will not be responsible to anyone other than GXO for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Acquisition or any other matter referred to in this Announcement.

Numis, which is authorised and regulated in the UK by the FCA, is acting exclusively for Clipper and no-one else in connection with the Acquisition and will not be responsible to anyone other than Clipper for providing the protections afforded to clients of Numis nor for providing advice in relation to the Acquisition or any other matters referred to in this Announcement.

Overseas jurisdictions

The release, publication or distribution of this Announcement in or into jurisdictions other than the UK and the United States may be restricted by law and therefore any persons who are subject to the law of any jurisdiction other than the UK and the United States should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular the ability of persons who are not resident in the United Kingdom, to vote their Clipper Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This Announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of England. Unless otherwise determined by GXO or required by the Code and permitted by applicable law and regulation, the Acquisition will not be made available directly or indirectly in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Acquisition by use of mail or any other means or instrumentality (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, any Restricted Jurisdiction.

Copies of this Announcement and formal documentation relating to the Acquisition will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction or any jurisdiction where to do so would violate the laws of that jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Acquisition. If the Acquisition is implemented by way of Takeover Offer (unless otherwise permitted by applicable law or regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Takeover Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

Additional information for US investors

The Acquisition is being made to acquire the securities of an English company by means of a scheme of arrangement provided for under English law. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules under the US Exchange Act. Accordingly, the Scheme will be subject to disclosure requirements and practices applicable in the UK to schemes of arrangement, which differ from the disclosure requirements of US tender offer rules. The financial information included in this Announcement and the Scheme documentation in relation to Clipper has been or will have been prepared in accordance with International Financial Reporting Standards (and also makes or will make use of alternative performance measures on the basis disclosed publicly by Clipper which are not defined by IFRS) and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with accounting principles generally accepted in the US. The financial information included in this Announcement and the Scheme documentation in relation to GXO has been or will have been prepared in accordance with US GAAP, except as otherwise specified therein. If GXO exercises its right to implement the acquisition of the Clipper Shares by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, such offer will be made in compliance with applicable US laws and regulations.

It may be difficult for US investors to enforce their rights and any claim arising out of the US federal securities laws, since Clipper is located in a non-US jurisdiction, and some or all of its officers and directors may be residents of a non-US jurisdiction. US investors may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

The offering of New GXO Shares pursuant to the Scheme has not been, and will not be, registered under the US Securities Act of 1933 (the "US Securities Act") and will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the US Securities Act. If, in the future, GXO or Clipper exercises its right to implement the Acquisition by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New GXO Shares under the US Securities Act. In this event, Clipper Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they would contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to GXO’s contact for enquiries identified above. In addition, if GXO exercises its right to implement the Acquisition by way of a Takeover Offer, which is to be made into the US, such Takeover Offer will be made in compliance with the applicable US laws and regulations, including Section 14(e) and Regulation 14E under the US Exchange Act.

New GXO Shares issued to persons other than "affiliates" of GXO (defined as certain control persons, within the meaning of Rule 144 under the US Securities Act) will be freely transferable under US law after the Acquisition. Persons (whether or not US persons) who are or will be "affiliates" of GXO within 90 days prior to, or of the Enlarged Group after, the Effective Date will be subject to certain transfer restrictions relating to the New GXO Shares under US law.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, GXO or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Clipper Shares outside of the US, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes effective, lapses or is otherwise withdrawn. Also, in accordance with normal UK practice and Rule 14e-5(b) of the US Exchange Act, Barclays will continue to act as a connected exempt principal trader in Clipper Shares on the London Stock Exchange. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com.

This Announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities in the United States. The securities referenced in this Announcement have not been registered under the US Securities Act, and may not be offered or sold in the United States absent registration under the US Securities Act, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued as part of the Acquisition (including the New GXO Shares) will be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the US Securities Act. Any Acquisition will be made solely by means of the Scheme Document published by Clipper. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in such document.

The receipt of cash and New GXO Shares pursuant to the Acquisition by a US holder as consideration for the transfer of the US holder’s Scheme Shares pursuant to the Scheme will be a taxable transaction for United States federal income tax purposes and may be further subject to tax under applicable US state and local tax laws. A US holder generally will recognize capital gain or loss on the disposition of Scheme Shares for the New GXO Shares and cash equal to the difference between (i) the amount realised on such disposition (i.e., the USD value of the sum of the cash and the fair market value of the New GXO Shares received by the US holder) and (ii) the US holder’s adjusted tax basis in such disposed Scheme Shares. A U.S. holder’s tax basis in the Scheme Shares generally will be the USD value of the amount paid by the U.S. Scheme Shareholders to purchase the Scheme Shares on the date of purchase. Each Clipper Shareholder is urged to consult an independent professional adviser regarding the tax consequences of the Acquisition and Scheme applicable to him or her, including, but not limited to (i) as a result of the US holder’s status as other than an individual, (ii) the potential application of special tax rules with respect to gain recognized by a US holder upon a disposition of shares of a “passive foreign investment company,” and (iii) eligibility for treaty relief to the extent of any withholding tax or other tax that may apply outside of the United States.

Certain tax considerations for non-US persons

In certain circumstances, Clipper Shareholders that are not US persons and that receive cash consideration and New GXO Shares pursuant to the Scheme may be subject to US backup withholding, unless they comply with applicable certification requirements.

Cautionary Note Regarding Forward-Looking Statements

This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Acquisition and other information published by GXO and Clipper include statements which are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the US Securities Act and Section 21E of the US Exchange Act. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including statements with respect to the financial condition, strategies, results of operations and businesses of GXO and Clipper and their respective groups and certain plans and objectives with respect to the Enlarged Group, including, without limitation, GXO’s and Clipper’s 2022 financial targets for organic revenue growth, adjusted EBITDA, depreciation and amortization expense and net capital expenditures and the expected run rate cost synergies for the Enlarged Group. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “would,” “should,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in GXO’s filings with the SEC and the following: the severity, magnitude, duration and aftereffects of the COVID-19 pandemic and government responses to the COVID-19 pandemic; economic conditions generally; supply chain challenges, including labour shortages; competition and pricing pressures; GXO and/or Clipper's ability to align GXO and/or Clipper’s investments in capital assets, including equipment, service centres and warehouses, to their respective customers’ demands; GXO and/or Clipper’s ability to successfully integrate and realise anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; acquisitions may be unsuccessful or result in other risks or developments that adversely affect GXO and/or Clipper’s financial condition and results; GXO and/or Clipper’s ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; GXO and/or Clipper’s ability to raise debt and equity capital; litigation; labour matters, including GXO and/or Clipper’s ability to manage its subcontractors, and risks associated with labour disputes at GXO and/or Clipper’s customers and efforts by labour organizations to organize its employees; risks associated with defined benefit plans for GXO and/or Clipper’s current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; issues related to GXO and/or Clipper’s intellectual property rights; governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; natural disasters, terrorist attacks or similar incidents; a material disruption of GXO and/or Clipper’s operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; the impact of potential cyber-attacks and information technology or data security breaches; the inability to implement technology initiatives successfully; the expected benefits of the Acquisition, and uncertainties regarding the Acquisition, including the risk that the Acquisition will not produce the desired benefits; a determination by a tax authority that the distribution or certain related Acquisition on transactions should be treated as taxable transactions; expected financing transactions undertaken in connection with the separation and risks associated with additional indebtedness; the risk that dis-synergy costs, costs of restructuring transactions and other costs incurred in connection with the separation will exceed estimates; and the impact of the separation on GXO’s businesses, operations, relationships with customers, suppliers, employees and other business counterparties, and the risk that the separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on GXO’s resources, systems, procedures and controls, disruption of ongoing business, and diversion of management’s attention from other business concerns. All forward-looking statements set forth in this Announcement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by GXO will be realised or, even if substantially realised, that they will have the expected consequences to or effects on us or its business or operations. Forward-looking statements set forth in this Announcement speak only as of the date hereof, and GXO does not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Additional information for UK holders

To the extent that a UK holder of Scheme Shares receives cash as consideration for the transfer of their Scheme Shares under the Scheme, the transfer by a UK holder of those Scheme Shares will be treated as a disposal of the UK holder’s Scheme Shares for the purposes of UK CGT or UK corporation tax on chargeable gains (as applicable). Depending on the UK holder’s particular circumstances (including the UK holder’s base cost in their holding of Scheme Shares and the availability of exemptions, reliefs and/or allowable losses), the receipt of cash pursuant to the Acquisition by a UK holder as consideration for the transfer of the UK holder’s Scheme Shares may give rise to a liability to CGT or UK corporation tax on chargeable gains or, alternatively, an allowable capital loss.

To the extent that a UK holder of Scheme Shares receives New GXO Shares as consideration for the transfer of their Scheme Shares under the Scheme, the transfer by a UK holder of those Scheme Shares should not be treated as a disposal of that UK holder’s Scheme Shares for the purposes of UK CGT or UK corporation tax on chargeable gains (as applicable). Accordingly, any gain or loss which would have arisen on a disposal of their Scheme Shares will (to the extent that they receive New GXO Shares consideration under the Scheme) be “rolled-over” into the New GXO Shares that they receive and those New GXO Shares will be treated as the same asset as their Scheme Shares, acquired at the same time as their Scheme Shares and for the same acquisition cost. A subsequent disposal of New GXO Shares by such UK holder may, depending on individual circumstances, give rise to a liability to UK CGT or UK corporation tax on chargeable gains (as applicable). Any chargeable gain or allowable loss on disposal (including redemption) of the New GXO Shares should be calculated taking into account the allowable original cost to the UK holder of acquiring the relevant Scheme Shares.

No UK stamp duty or SDRT will be payable by Clipper Shareholders on the transfer of their Scheme Shares under the Scheme.

No profit forecasts or estimates

The FY22 and FY23 Clipper Profit Forecasts are profit forecasts for the purposes of Rule 28 of the Code. The FY22 Clipper Profit Forecast, the assumptions and basis of preparation on which the FY22 Clipper Profit Forecast is based and the Clipper Directors' confirmation, as required by Rule 28.1 of the Code, are set out in paragraph 10 of this Announcement. The directors of Clipper have confirmed that the FY23 Clipper Profit Forecast is no longer valid, further details of which are set out in paragraph 10 of this Announcement.

Other than in respect of the FY22 and FY23 Clipper Profit Forecasts, no statement in this Announcement is intended as, or is to be construed as, a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share, for Clipper, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for Clipper. For the purposes of Rule 28 of the Code the FY22 Clipper Profit Forecast and the explanation for the FY23 Clipper Profit Forecast no longer being valid as contained in this Announcement are the responsibility of Clipper and the Clipper Directors.

GXO Quantified Financial Benefits Statement

The statements in the GXO Quantified Financial Benefits Statement relate to future actions and circumstances which by their nature, involve risks, uncertainties and contingencies. The synergies and cost savings referred to may not be achieved, or may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. Other than in respect of the FY22 Clipper Profit Forecast, no statement in the GXO Quantified Financial Benefits Statement, or this Announcement generally, should be construed as a profit forecast or interpreted to mean that the Enlarged Group’s earnings in the first full year following the Effective Date, or in any subsequent period, would necessarily match or be greater than or be less than those of GXO and/or Clipper for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the GXO Quantified Financial Benefits Statement is the responsibility of GXO and the GXO Directors.

Dealing and opening position disclosure requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Publication on website and hard copies

A copy of this Announcement and the documents required to be published by Rule 26 of the Code will be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on GXO’s website at https://www.gxo.com/information-regarding-possible-offer-for-clipper-logistics-plc/ and Clipper’s website at www. https://www.clippergroup.co.uk/possible-offer/. For the avoidance of doubt, the contents of those websites are not incorporated into and do not form part of this Announcement.

Clipper Shareholders may request a hard copy of this Announcement by contacting Equiniti during business hours on +44 (0) 371 384 2050 or by submitting a request in writing to Registrar at Equiniti, Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA. If you have received this Announcement in electronic form, copies of this Announcement and any document or information incorporated by reference into this document will not be provided unless such a request is made.

Appendix 1
Conditions and Certain Further Terms of the Scheme and the Acquisition

A.	Conditions to the Scheme and Acquisition

Long-Stop Date

1.	The Acquisition will be conditional upon the Scheme becoming unconditional and becoming effective, subject to the provisions of the Code, by no later than the Long-Stop Date.

Scheme approval

2.	The Scheme will be conditional upon:

(a)	(i) its approval by a majority in number representing not less than 75 per cent. in value of the Scheme Shareholders (or each of the relevant classes thereof, if applicable) present and voting and entitled to vote, either in person or by proxy, at the Court Meeting (or at any separate class meeting, if applicable), or at any adjournment thereof; and (ii) the Court Meeting (and any separate class meeting, if applicable) and any adjournment thereof being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date (if any) as GXO and Clipper may agree, with the consent of the Panel and/or approval of the Court, if such consent and/or approval is required);

(b)	(i) all resolutions necessary to approve and implement the Scheme as set out in the notice of the General Meeting (including, without limitation, the Special Resolution) being duly passed by the requisite majority or majorities at the General Meeting or at any adjournment thereof; and (ii) the General Meeting and any adjournment thereof being held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document in due course (or such later date (if any) as GXO and Clipper may agree, with the consent of the Panel and/or approval of the Court, if such consent and/or approval is required); and

(c)	(i) the sanction of the Scheme by the Court without modification or with modification on terms acceptable to GXO and Clipper and the delivery of a copy of the Scheme Court Order to the Registrar of Companies; and (ii) the Scheme Court Hearing being held on or before the 22nd day after the expected date of the Scheme Court Hearing to be set out in the Scheme Document in due course (or such later date (if any) as GXO and Clipper may agree, with the consent of the Panel and/or approval of the Court, if such consent and/or approval is required).

In addition, GXO and Clipper have agreed that the Acquisition will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme effective will not be taken unless such conditions (as amended, if appropriate) have been satisfied or, where relevant, waived:

NYSE Listing of New GXO Shares

3.	GXO or its agent having received receipt of a confirmation from NYSE (and such confirmation not having been withdrawn) that the New GXO Shares have been approved for listing on the NYSE, subject to official notice of issuance.

Official authorisations and regulatory clearances

Competition and Markets Authority clearance

4.	The Competition and Markets Authority or, as the case may be, the Secretary of State adopting and formally notifying to the parties all decisions and approvals necessary to clear the Acquisition and to permit the Acquisition and any matters arising therefrom to proceed (and, to the extent relevant, all conditions or obligations contained in such decisions and approvals necessary for clearance of the Acquisition having been satisfied or complied with).

Polish competition authority clearance

5.	The President of the Polish Office of Competition and Consumer Protection (Prezes Urzędu Ochrony Konkurencji i Konsumentów) adopting a decision approving the Acquisition on terms reasonably satisfactory to GXO; or permitting the Acquisition on terms reasonably satisfactory to GXO, or the period set out in the Polish Act dated 16 February 2007 on Competition and Consumers Protection having expired without a decision being taken by the President of the Polish Office of Competition and Consumer Protection prohibiting the Acquisition.

National security and investment clearances

6.	In so far as any public interest, foreign investment or national security laws, rules or regulations (including the National Security and Investment Act 2021) are effective as at the date of this Announcement and before the Effective Date, and such laws, rules or regulations would apply to the Acquisition, all approvals as are legally required, or in the reasonable opinion of GXO advisable, pursuant to such laws, rules or regulations to permit the Acquisition to occur have been obtained.

General Third Party official authorisations and regulatory clearances

7.	Excluding filings, applications, obligations, notifications, waiting and other time periods, and clearances relating to those antitrust, merger control or national security or foreign investment screening referred to in Conditions 4 to 6, all notifications to and filings with, Third Parties which are necessary or are reasonably considered appropriate by GXO having been made, all appropriate waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory or regulatory obligations in any relevant jurisdiction having been complied with in each case in connection with the Scheme or Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Clipper or any other member of the Wider Clipper Group by any member of the Wider GXO Group or the carrying on by any member of the Wider Clipper Group of any material aspect of its business.

8.	No Third Party having intervened (other than any Third Party having intervened in respect of those antitrust, merger control or national security or foreign investment screening referred to in Conditions 4 to 6, in respect of which those aforementioned conditions shall apply) and there not continuing to be outstanding any statute, regulation or order of any Third Party (other than any statute, regulation or order of any Third Party relating to those antitrust, merger control or national security or foreign investment screening referred to in Conditions 4 to 6, in respect of which those aforementioned conditions shall apply) in each case which is or is likely to be material in the context of the Wider GXO Group or Wider Clipper Group or the Acquisition which would or would reasonably be expected to:

(a)	make the Scheme or the Acquisition or, in each case, its implementation or the acquisition or proposed acquisition by GXO or any member of the Wider GXO Group of any shares or other securities in, or control or management of, Clipper or any member of the Wider Clipper Group void, illegal or unenforceable in any jurisdiction, or otherwise directly or indirectly materially restrain, prevent, prohibit, restrict or delay the same or impose additional material conditions or obligations with respect to the Scheme or the Acquisition or such acquisition, or otherwise materially impede, challenge or interfere with the Scheme or Acquisition or such acquisition, or require material amendment to the terms of the Scheme or Acquisition or the acquisition or proposed acquisition of any Clipper Shares or the acquisition of control or management of Clipper or the Wider Clipper Group by GXO or any member of the GXO Group;

(b)	materially limit or delay, or impose any material limitations on, the ability of any member of the Wider GXO Group or any member of the Wider Clipper Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities in, or to exercise voting or management control over, any member of the Wider Clipper Group or any member of the Wider GXO Group;

(c)	require, prevent or materially delay the divestiture or materially alter the terms envisaged for any proposed divestiture by any member of the Wider GXO Group of any shares or other securities in any member of the Clipper Group;

(d)	require, prevent or materially delay the divestiture or materially alter the terms envisaged for any proposed divestiture by any member of the Wider GXO Group or by any member of the Wider Clipper Group of all or a material part of their respective businesses, assets or properties or materially limit the ability of any of them to conduct any of their respective businesses or to own or control any of their respective assets or properties or any part thereof;

(e)	except pursuant to the implementation of the Acquisition or, if applicable, sections 974 to 991 of the Companies Act, require any member of the Wider GXO Group or of the Wider Clipper Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in any member of either group owned by any third party;

(f)	materially adversely limit the ability of any member of the Wider GXO Group or of the Wider Clipper Group to conduct or integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider GXO Group or of the Wider Clipper Group;

(g)	result in any member of the Wider Clipper Group or the Wider GXO Group ceasing to be able to carry on business under any name under which it presently does so; or

(h)	otherwise materially adversely affect any or all of the business, assets, profits, financial or trading position or prospects of any member of the Wider Clipper Group or of the Wider GXO Group,

and all applicable waiting and other time periods during which any Third Party could intervene under the laws of any relevant jurisdiction having expired, lapsed or been terminated.

9.	All Authorisations which are necessary in any relevant jurisdiction for or in respect of the Scheme or Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Clipper or any other member of the Wider Clipper Group by any member of the Wider GXO Group or the carrying on by any member of the Wider Clipper Group of its business having been obtained from all appropriate Third Parties or from any persons or bodies with whom any member of the Wider Clipper Group has entered into contractual arrangements in each case where the absence of such Authorisation would have a material adverse effect on the Clipper Group taken as a whole and all such Authorisations remaining in full force and effect and there being no notice or intimation of any intention to revoke, suspend, restrict, modify or not to renew any of the same.

Certain matters arising as a result of any arrangement, agreement etc.

10.	Except as Disclosed, there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Wider Clipper Group is a party, or by or to which any such member or any of its assets is or are or may be bound, entitled or subject, which, in each case as a consequence of the Scheme or Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control of, Clipper or any other member of the Wider Clipper Group by any member of the Wider GXO Group or otherwise, would or would reasonably be expected to result in, (in any case to an extent which is or would be material and adverse in the context of the Wider Clipper Group taken as a whole):

(a)	any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or any grant available to, any member of the Wider Clipper Group being or becoming repayable or capable of being declared repayable immediately or prior to its stated maturity date or repayment date or the ability of any member of the Wider Clipper Group to borrow monies or incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn or inhibited;

(b)	other than in the ordinary course of business, the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any member of the Wider Clipper Group;

(c)	any such arrangement, agreement, licence, permit, franchise or instrument, or the rights, liabilities, obligations or interests of any member of the Wider Clipper Group thereunder, being terminated or adversely modified or affected or any adverse action being taken or any obligation or liability arising thereunder;

(d)	any asset or interest of any member of the Wider Clipper Group being or falling to be disposed of or charged or ceasing to be available to any member of the Wider Clipper Group or any right arising under which any such asset or interest could be required to be disposed of or could cease to be available to any member of the Wider Clipper Group otherwise than in the ordinary course of business;

(e)	any member of the Wider Clipper Group ceasing to be able to carry on business under any name under which it presently does so;

(f)	the creation of material liabilities (actual or contingent) by any member of the Wider Clipper Group other than in the ordinary course of business;

(g)	the rights, liabilities, obligations or interests of any member of the Wider Clipper Group under any such arrangement, agreement, licence, permit, franchise or other instrument or the interests or business of any such member in or with any other person, firm, company or body (or any arrangement or arrangements relating to any such interests or business) being terminated or adversely modified or affected; or

(h)	the financial or trading position or the value of any member of the Wider Clipper Group being prejudiced or adversely affected,

and no event having occurred which, under any provision of any such arrangement, agreement, licence, permit or other instrument, would be reasonably likely to result in any of the events or circumstances which are referred to in paragraphs (a) to (h) of this Condition 10 in any case to an extent which is or would be material and adverse in the context of the Clipper Group taken as a whole.

11.	Since 30 April 2021 and except as Disclosed no member of the Wider Clipper Group having:

(a)	issued or agreed to issue, or authorised the issue of, additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or transferred or sold any shares out of treasury, other than (i) as between Clipper and wholly-owned subsidiaries of Clipper; and/or (ii) any shares issued or shares transferred from treasury upon the exercise of any options, granted under or in connection with any of the Clipper Share Schemes;

(b)	purchased or redeemed or repaid any of its own shares or other securities or reduced or made any other change to any part of its share capital to an extent which (other than in the case of Clipper) is material in the context of the Clipper Group taken as a whole;

(c)	recommended, declared, paid or made any dividend or other distribution whether payable in cash or otherwise or made any bonus issue (other than to Clipper or a wholly-owned subsidiary of Clipper);

(d)	except as between Clipper and its wholly-owned subsidiaries or between such wholly-owned subsidiaries made or authorised any change in its loan capital;

(e)	(other than any acquisition or disposal in the ordinary course of business or a transaction between Clipper and a wholly-owned subsidiary of Clipper or between such wholly-owned subsidiaries) merged with, demerged or acquired any body corporate, partnership or business or acquired or disposed of or transferred, mortgaged, charged or created any security interest over any assets or any right, title or interest in any assets (including shares in any undertaking and trade investments) or authorised the same (in each case to an extent which is material and adverse in the context of the Clipper Group taken as a whole);

(f)	issued or authorised the issue of, or made any change in or to, any debentures or (except in the ordinary course of business or except as between Clipper and its wholly-owned subsidiaries or between such wholly-owned subsidiaries) incurred or increased any indebtedness or liability (actual or contingent) which in any case is material and adverse in the context of the Clipper Group taken as a whole;

(g)	entered into, varied, or authorised any material agreement, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:

(i)	is of a long term, onerous or unusual nature or magnitude or which is reasonably likely to involve an obligation of such nature or magnitude; or

(ii)	is reasonably likely to restrict the business of any member of the Wider Clipper Group; or

(iii)	is other than in the ordinary course of business,

and which in any case is material in the context of the Clipper Group taken as a whole;

(h)	except as between Clipper and its wholly-owned subsidiaries or between such wholly-owned subsidiaries entered into, implemented, effected or authorised any merger, demerger, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement in respect of itself or another member of the Wider Clipper Group otherwise than in the ordinary course of business which in any case is material in the context of the Clipper Group taken as a whole;

(i)	entered into or materially varied the terms of, any contract, agreement or arrangement with any of the directors or senior executives of any member of the Wider Clipper Group which is material and adverse in the context of the Wider Clipper Group taken as a whole;

(j)	(other than in respect of a member which is dormant or which is solvent at the relevant time) taken any corporate action or had any legal proceedings instituted or threatened against it or petition presented or order made for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any material part of its assets and revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction which in any case is material in the context of the Clipper Group taken as a whole;

(k)	been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business in any case with a material adverse effect on the Clipper Group taken as a whole;

(l)	other than claims between Clipper and its wholly-owned subsidiaries or between such wholly-owned subsidiaries, waived or compromised any claim, otherwise than in the ordinary course of business, which is material in the context of the Clipper Group taken as a whole;

(m)	other than in connection with the Scheme, made any alteration to its memorandum or articles of association which is material in the context of the Acquisition;

(n)	made or agreed or consented to:

(i)	any material change:

-	to the terms of the trust deeds constituting the pension scheme(s) established for its directors, employees or their dependants; or

-	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder; or

-	the basis on which qualification for, or accrual or entitlement to such benefits or pensions are calculated or determined; or

-	the basis upon which the liabilities (including pensions) or such pension schemes are funded, valued or made,

in each case, which has an effect that is material in the context of the Clipper Group taken as a whole, or

(ii)	any change to the trustees including the appointment of a trust corporation;

(o)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Clipper Group in a manner which is material in the context of the Clipper Group taken as a whole, other than in the ordinary course or in accordance with the terms of the Acquisition or as agreed by the Panel or GXO; or

(p)	entered into any agreement, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this Condition 12.

No adverse change, litigation or regulatory enquiry

12.	Since 30 April 2021 and except as Disclosed:

(a)	there having been no adverse change or deterioration in the business, assets, financial or trading positions or profit or prospects of any member of the Wider Clipper Group which in any case is material in the context of the Clipper Group taken as a whole, save in consequence of the proposed Acquisition or of the process leading to the Acquisition;

(b)	no contingent or other liability of any member of the Wider Clipper Group having arisen or become apparent or increased (other than in the ordinary course of business) which in any case is material and adverse in the context of the Clipper Group taken as a whole;

(c)	(other than as a result of or in connection with the Acquisition) no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Clipper Group is or may become a party (whether as plaintiff, defendant or otherwise) having been threatened in writing, announced, implemented or instituted by or against or remaining outstanding against or in respect of any member of the Wider Clipper Group which in any case would be likely to have a material adverse effect in the context of the Clipper Group taken as a whole; and

(d)	(other than as a result of or in connection with the Acquisition) no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened in writing, announced, implemented, instituted by or against or remaining outstanding against or in respect of any member of the Wider Clipper Group which in any case would reasonably be expected to have an adverse effect that is material in the context of the Clipper Group taken as a whole;

(e)	on or after the date of this Announcement, and other than with the consent of GXO, no action having been taken or proposed by any member of the Wider Clipper Group, or having been approved by Clipper Shareholders or consented to by the Panel, which requires or would require the approval of Clipper Shareholders in a general meeting under Rule 21.1 of the Code; and

(f)	no member of the Wider Clipper Group having conducted its business in breach of any applicable laws and regulations which in any case is material in the context of the Clipper Group taken as a whole.

No discovery of certain matters

13.	GXO not having discovered:

(a)	(except as Disclosed) that any financial or business or other information concerning the Wider Clipper Group disclosed at any time by or on behalf of any member of the Wider Clipper Group, whether publicly, to any member of the Wider GXO Group or otherwise, is materially misleading or contains any material misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading and which was not subsequently corrected before 28 February 2022 by disclosure either publicly or otherwise to GXO to an extent which in any case is material in the context of the Clipper Group taken as a whole;

(b)	that any member of the Wider Clipper Group is subject to any liability (actual or contingent) which is not disclosed in Clipper’s annual report and accounts for FY21, which has not been Disclosed and which in any case is material in the context of the Clipper Group taken as a whole; or

(c)	any information which has not been Disclosed and which affects the import of any information disclosed at any time by or on behalf of any member of the Wider Clipper Group to an extent which is material in the context of the Clipper Group taken as a whole.

14.	GXO not having discovered other than Disclosed:

(a)	that any past or present member of the Wider Clipper Group has not complied with any applicable legislation or regulations of any jurisdiction with regard to the use, treatment, handling, storage, transport, release, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, or otherwise relating to environmental matters or the health and safety of any person, or that there has otherwise been any such use, treatment, handling, storage, transport, release, disposal, discharge, spillage, leak or emission (whether or not this constituted a non-compliance by any person with any legislation or regulations and wherever the same may have taken place) which, in any case, would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Clipper Group which in any case is material in the context of the Clipper Group taken as a whole;

(b)	that there is, or is likely to be, any material liability, whether actual or contingent, to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Clipper Group or any other property or any controlled waters under any environmental legislation, regulation, notice, circular, order or other lawful requirement of any relevant authority or third party or otherwise which in any case is material in the context of the Clipper Group taken as a whole; or

(c)	that circumstances exist whereby a person or class of persons would be likely to have a claim in respect of any product or process of manufacture or materials used therein now or previously manufactured, sold or carried out by any past or present member of the Wider Clipper Group which is or would be material in the context of the Clipper Group taken as a whole.

Anti-corruption, sanctions and criminal property

15.	GXO not having discovered other than Disclosed that:

(a)	(i) any past or present member, director, officer or employee of the Wider Clipper Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other anti-corruption legislation applicable to the Wider Clipper Group or (ii) any person that performs or has performed services for or on behalf of the Wider Clipper Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation; or

(b)	to an extent which is or would reasonably be expected to be material in the context of the Wider Clipper Group taken as a whole, any asset of any member of the Wider Clipper Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition); or

(c)	any past or present member, director, officer or employee of the Clipper Group, or any other person for whom any such person may be liable or responsible, has engaged in any business with, made any investments in, made any funds or assets available to or received any funds or assets from: (i) any government, entity or individual in respect of which US or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US or European Union laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control, or HM Treasury & Customs; or (ii) any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the European Union or any of its member states, which in each case would cause any member of Clipper Group to be in breach of any economic sanctions laws applicable to the Clipper Group; or

(d)	a member of the Clipper Group has engaged in any transaction which would cause GXO to be in breach of any law or regulation upon its acquisition of Clipper, including the economic sanctions of the United States Office of Foreign Assets Control, or HM Treasury & Customs, or any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the European Union or any of its member states.

For the purpose of these Conditions:

(i)	“Third Party” means any central bank, government, government department or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, authority, court, trade agency, association, institution or professional or environmental body in any relevant jurisdiction, including, for the avoidance of doubt, the Panel;

(ii)	a Third Party shall be regarded as having “intervened” if it has decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or made, proposed or enacted any statute, regulation, decision or order or taken any measures or other steps or required any action to be taken or information to be provided or otherwise having done anything and “intervene” shall be construed accordingly; and

(iii)	“Authorisations” means authorisations, orders, grants, recognitions, determinations, certificates, confirmations, consents, licences, clearances, provisions and approvals, in each case, of a Third Party.

B.	Waiver and invocation of the Conditions

1.	Subject to the requirements of the Panel, GXO reserves the right in its sole discretion to waive all or any of the Conditions set out in Part A of this Appendix 1 except Conditions 2(a)(i), 2(b)(i) and 2(c)(i) and 3 which cannot be waived. The deadlines in any of Conditions 2(a)(ii), 2(b)(ii) and 2(c)(ii) may be extended to such later date as may be agreed in writing by GXO and Clipper (with the consent of the Panel and/or approval of the Court, if such consent and/or approval is required). If any of Conditions 2(a)(ii), 2(b)(ii) or 2(c)(ii) is not satisfied by the deadline specified in the relevant Condition, GXO shall make an announcement by 8.00 a.m. on the Business Day following such deadline confirming whether it has invoked the relevant Condition, waived the relevant deadline or agreed with Clipper to extend the relevant deadline.

2.	GXO shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled any of Conditions 4 to 15 in Part A of this Appendix 1 by a date earlier than the Long-Stop Date, notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are, at such earlier date, no circumstances indicating that any Condition may not be capable of fulfilment.

3.	Subject to paragraph 4 below, under Rule 13.5(a) of the Code, GXO may only invoke a Condition so as to cause the Acquisition not to proceed, to lapse or to be withdrawn with the consent of the Panel. The Panel will normally only give its consent if the circumstances which give rise to the right to invoke the Condition are of material significance to GXO in the context of the Acquisition. This will be judged by reference to the facts of each case at the time that the relevant circumstances arise.

4.	The Conditions set out in paragraphs 1, 2 and 3 of Part A of this Appendix 1 (and any Takeover Offer acceptance condition adopted on the basis specified in Part C of this Appendix 1) will not be subject to Rule 13.5(a) of the Code:

5.	Any Condition that is subject to Rule 13.5(a) of the Code may be waived by GXO.

6.	The Scheme will not become effective unless the Conditions have been fulfilled or (to the extent capable of waiver) waived or, where appropriate, have been determined by GXO to be or remain satisfied by no later than the Long-Stop Date.

7.	If the Panel requires GXO to make an offer or offers for any Clipper Shares under the provisions of Rule 9 of the Code, GXO may make such alterations to the Conditions as are necessary to comply with the provisions of that Rule.

8.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

C.	Implementation by way of Takeover Offer

GXO reserves the right to elect to implement the Acquisition by way of a Takeover Offer, subject to the Panel’s consent and (where relevant) to the terms of the Co-operation Agreement. In such event, such Takeover Offer will be implemented on the same terms and conditions, so far as applicable and subject to and in accordance with the terms of the Co-operation Agreement, as those which would apply to the Scheme subject to appropriate amendments to reflect the change in method of effecting the Acquisition, including (without limitation and subject to the consent of the Panel) an acceptance condition that is set at 75 per cent. (or such other percentage (being more than 50 per cent.) as GXO may decide (subject to the Panel’s consent)) (i) in nominal value of the shares to which such Takeover Offer relates; and (ii) of the voting rights attaching to those shares.

D.	Certain further terms of the Acquisition

1.	Clipper Shares will be acquired by GXO fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights of any nature whatsoever and together with all rights attaching to them as at the Effective Date, including the right to receive and retain, in full, all dividends and other distributions (if any) declared, made, paid or payable, or any other return of capital made, on or after the Effective Date.

2.	If, on or after the date of this Announcement and prior to the Effective Date, any dividend and/or other distribution and/or other return of capital is declared, made or paid or becomes payable in respect of the Scheme Shares, GXO reserves the right (without prejudice to any right of GXO, with the consent of the Panel, to invoke Condition A.11(c) in Part A of this Appendix 1), to reduce the value implied under the terms of the Acquisition by an amount up to the amount of such dividend and/or distribution and/or return of capital, in which case any reference in this Announcement or in the Scheme Document to the consideration payable under the terms of the Acquisition will be deemed to be a reference to the consideration as so reduced. In such circumstances, to the extent possible, the cash component of the consideration would be reduced by an amount up to the amount of such dividend and/or distribution and/or return of capital. To the extent that any such dividend and/or distribution and/or other return of capital is declared, made or paid or is payable and it is: (i) transferred pursuant to the Acquisition on a basis which entitles GXO to receive the dividend or distribution and to retain it; or (ii) cancelled, the consideration payable under the terms of the Acquisition will not be subject to change in accordance with this paragraph. Any exercise by GXO of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Acquisition.

3.	Fractions of New GXO Shares will not be allotted to Clipper Shareholders but will be aggregated and sold as soon as practicable after the Scheme becomes effective. The net proceeds of such sale will then be paid in cash to relevant Clipper Shareholders in accordance with their fractional entitlements.

4.	The New GXO Shares will be issued credited as fully paid and will rank pari passu in all respects with shares of GXO common stock issued and outstanding at the time the New GXO Shares are issued pursuant to the Acquisition, including the right to receive and retain dividends and other distributions declared, made or paid by reference to a record date falling on or after the Effective Date. Application will be made to the NYSE for the New GXO Shares to be listed.

5.	The Acquisition will be subject, inter alia, to the Conditions and certain further terms which are set out in this Appendix 1 and those terms which will be set out in the Scheme Document and such further terms as may be required to comply with the Listing Rules and the provisions of the Code.

6.	The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction. Any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about and observe any applicable requirements. Further information in relation to Overseas Shareholders will be contained in the Scheme Document.

7.	This Announcement and any rights or liabilities arising hereunder, the Acquisition, the Scheme, and any proxies will be governed by English law and be subject to the jurisdiction of the courts of England and Wales. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the FCA.

Appendix 2
Bases and Sources

1.	The value attributed to the existing issued and to be issued ordinary share capital of Clipper is based upon the 102,468,030 Clipper Shares in issue on 25 February 2022 and an additional 2,435,830 Clipper Shares that may be issued pursuant to outstanding options granted under the Clipper Share Schemes as at 25 February 2022, assuming for these purposes that the Scheme Court Order is made on 30 June 2022.

2.	For the purposes of the financial comparisons contained in this Announcement, no account has been taken of any liability to taxation or the treatment of fractions under the Acquisition.

3.	Unless otherwise stated, the financial information on GXO is extracted (without material adjustment) from GXO’s Annual Report and Accounts for the year ended 31 December 2021.

4.	Unless otherwise stated, the financial information on Clipper is extracted (without material adjustment) from Clipper’s Annual Report and Accounts for the year ended 30 April 2021 and from the announcement of Clipper’s interim results for the six months ended 31 October 2021.

5.	The market prices of the Clipper Shares are the closing middle market quotations as derived from information published by the London Stock Exchange.

6.	The market prices of the GXO Shares are the closing middle market quotations as derived from information published by the New York Stock Exchange.

7.	The trailing GXO 3-month volume weighted average price and the trailing 3-month average USD/GBP exchange rate used to determine the Exchange Ratio have been derived from Bloomberg based on the period of 3 calendar months up to the Last Practicable Date.

8.	The trailing GXO 3-month volume weighted average price for the period up to the Last Practicable Date is US$86.20 and the trailing 3-month average USD/GBP exchange rate is 0.7432.

9.	The closing price of Clipper shares on 27 January 2022, the last business day before GXO’s proposal was made to Clipper was 617 pence.

10.	The Clipper 3 month volume weighted average price as at 18 February 2022 was 699 pence.

11.	On the Last Practicable Date, GXO’s closing share price was US$84.38 and the USD/GBP exchange rate was 0.7455.

12.	Clipper’s underlying EBITDA of £82 million on an IFRS 16 basis for the year ended 30 April 2021 is calculated as underlying EBIT of £40 million plus depreciation of property, plant and equipment of £5 million plus depreciation of right-of use-assets of £36 million plus amortisation and impairment of computer software of £1 million (all on an IFRS 16 basis).

13.	The implied enterprise value / 2022 adjusted EBIT (IAS 17 basis) multiple of 13.6x when factoring in full annual run-rate cost synergies and 27.0x pre-synergies referred to in this Announcement is calculated based on

(i)	an enterprise value of £1,000 million, comprising:

-	a fully diluted equity value of £965 million based on the issued and to be issued share capital of Clipper as set out above; plus

-	the Clipper Directors’ expectation for Clipper’s net financial debt of £35 million (on an IAS 17 basis) for the year ending 30 April 2022, including the impact of the CE Repair Acquisition;

(ii)	annual run-rate cost synergies of £36 million; and

(iii)	the FY22 Clipper Profit Forecast of £37 million for 2022 adjusted EBIT.

14.	The synergy numbers are unaudited and are based on analysis by GXO’s management and on GXO’s internal records. Further information underlying the GXO Quantified Financial Benefits Statement contained in this Announcement is provided in Appendix 4.

Appendix 3
Details of Irrevocable Undertakings

Clipper Shareholder Irrevocable Undertakings

The following holders of Clipper Shares have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting (and, if the Acquisition is subsequently structured as a Takeover Offer, to accept any Takeover Offer made by GXO) in relation to the following Clipper Shares:

Name	Number of Clipper Shares	Percentage of issued ordinary share capital of Clipper
Steve Parkin	15,128,000	14.76%
Sean Fahey	4,070,000	3.97%
Gurnaik Chima	3,000,000	2.93%
George Turner	650,428	0.63%
David Hodkin	600,376	0.59%
Tony Mannix	440,376	0.43%
Stuart Watson	4,000	0.00%

David Hodkin, Steve Parkin, George Turner, Gurnaik Chima, Sean Fahey and Tony Mannix have also given irrevocable undertakings to elect to receive 50 per cent. of their consideration in the form of New GXO Shares.

The irrevocable undertakings will cease to be binding only if:

(a)	GXO announces it does not intend to make or proceed with the Acquisition;

(b)	the Scheme lapses or is withdrawn; or

(c)	a competing offer for the entire issued and to be issued share capital of Clipper becomes or is declared unconditional or, if proceeding by way of scheme of arrangement, becomes effective,

and will remain binding in the event that a higher competing offer for Clipper is made.

Appendix 4
GXO Quantified Financial Benefits Statement

Part A

This Announcement contains statements of estimated cost synergies arising from the Acquisition (together, the “Quantified Financial Benefits Statement”).

A copy of the Quantified Financial Benefits Statement is set out below:

“The GXO Directors expect pre-tax run-rate cost synergies for the Enlarged Group of approximately £36 million to be realised by the end of the third year post completion of the Acquisition. The principal sources of these synergies are as follows:

•	approximately 54 per cent. from combining UK operations and support functions, including the removal of costs associated with Clipper’s status as a listed company, in the UK;

•	approximately 19 per cent. from combining operations in other geographies and support functions in those geographies;

•	approximately 17 per cent. from fleet procurement and maintenance savings; and

•	approximately 10 per cent. from other cost and procurement savings.

It is envisaged that the realisation of the identified cost synergies will result in non-recurring integration costs of approximately £30 million in aggregate over the first 3 years post completion of the Acquisition.

Potential areas of dis-synergy have also been considered and were determined by GXO Management to be immaterial for the analysis. The expected synergies will accrue as a direct result of the success of the Acquisition and would not be achieved on a standalone basis.”

Further information on the bases of belief supporting the Quantified Financial Benefits Statement, including the principal assumptions and sources of information, is set out below.

Bases of Belief for the Quantified Financial Benefits Statement

In preparing the Quantified Financial Benefits Statement, a synergy working group comprising key European and UK functional leaders with support from senior corporate personnel from GXO (the "Working Group") was established to identify, challenge and quantify the potential synergies available from the Acquisition and to develop a preliminary strategy for the Enlarged Group.

As part of the high-level due diligence access which Clipper granted to GXO, certain financial, operational and headcount information to support the evaluation of potential synergies available from the Acquisition were shared, accompanied by virtual sessions between key management personnel of GXO and Clipper.

Based on the information shared and interactions with Clipper, the Working Group has performed a bottom-up analysis of GXO’s and Clipper’s costs base and has sought to include in the synergy analysis those costs which the Working Group believe will be either optimized or reduced as a result of the Acquisition. In circumstances where the information provided by Clipper has been limited for commercial or other reasons, the Working Group has made estimates and assumptions to aid its development of individual synergy initiatives. The assessment and quantification of the potential synergies have in turn been informed by GXO management's industry experience as well as their experience of executing and integrating acquisitions in the past.

The baseline used as the basis for the Quantified Financial Benefits Statement is GXO’s budgeted cost base for the financial year ending 31 December 2022, and Clipper’s adjusted cost base for the year ending 30 April 2022, based on an extrapolation of the actual financial results for the first seven or eight months of the financial year ending April 2022 to a full year.

The quantified cost synergies are incremental to GXO's and, to the best of GXO's knowledge, Clipper’s existing plans.

In addition to the stated base case, the Working Group has also developed an internal upside case with incremental benefits.

In arriving at the estimate of cost synergies set out in the Quantified Financial Benefits Statement, the GXO Directors have made the following assumptions:

•	cost savings will be achieved on the basis of systems integration and by removing duplicate headcount on the basis of a “best of both” approach applied to GXO and Clipper where operational overlap exists as well as through a reduction in group related costs including professional and legal costs of operating a public company;

•	fleet procurement and maintenance savings will be achieved on the basis of Clipper’s existing commercial vehicle business which includes repairs and maintenance services for vehicles used by GXO;

•	other cost and procurement savings will be achieved on the basis of enhanced scale and purchasing power in areas including labour and facility costs;

•	synergy estimates are stated net of any assumed customer pass-through elements;

•	there will be no material impact on the underlying operations of either company or their ability to continue to conduct their businesses, including as a result of, or in connection with, the Acquisition;

•	there will be no material change to macroeconomic, political, regulatory, legal or tax conditions in the markets or regions in which GXO and Clipper operate that will materially impact the implementation of, or costs to achieve, the expected cost synergies;

•	there will be no material divestments from the existing businesses of either GXO or Clipper;

•	there will be no material change in current foreign exchange rates; and

•	there will be no business disruptions that materially affect either company, including natural disasters, acts of terrorism, cyber-attacks and/or technological issues or supply chain disruptions.

Reports

As required by Rule 28.1(a) of the Code, KPMG LLP, as reporting accountants to GXO, and Rothschild & Co, as financial adviser to GXO, have provided the reports required under that Rule.

Copies of these reports are included in Part B and Part C of this Appendix 4. Each of KPMG LLP and Rothschild & Co has given and not withdrawn its consent to the publication of its report in this Announcement in the form and context in which it is included.

Notes

1.	The Quantified Financial Benefits Statement relates to future actions and circumstances which by their nature involve risks, uncertainties and contingencies. As a consequence, the identified synergies and estimated cost savings referred to may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated.

2.	The Quantified Financial Benefits Statement should not be construed as a profit forecast or interpreted to mean that GXO’s earnings in the first full year following the effective date, or in any subsequent period, will necessarily match or be greater than or be less than those of GXO or Clipper for the relevant preceding financial period or any other period.

For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement is the responsibility of GXO and the GXO Directors.

Part B

Report from KPMG LLP

The Directors
GXO Logistics, Inc.
Two American Lane
Greenwich, CT 06831
USA

Rothschild & Co
New Court, St Swithin's Lane
London EC4N 8AL
United Kingdom

28 February 2022

Ladies and Gentlemen

GXO Logistics, Inc

We report on the statement (‘the Statement’) made by the directors of GXO Logistics, Inc. (‘the Directors’) on page 23 of this Announcement to the effect that:

“The GXO Directors expect pre-tax run-rate cost synergies for the Enlarged Group of approximately £36 million to be realised by the end of the third year post completion of the Acquisition. The principal sources of these synergies are as follows:

•	approximately 54 per cent. from combining UK operations and support functions, including the removal of costs associated with Clipper’s status as a listed company, in the UK;

•	approximately 19 per cent. from combining operations in other geographies and support functions in those geographies;

•	approximately 17 per cent. from fleet procurement and maintenance savings; and

•	approximately 10 per cent. from other cost and procurement savings.

It is envisaged that the realisation of the identified cost synergies will result in non-recurring integration costs of approximately £30 million in aggregate over the first 3 years post completion of the Acquisition.

Potential areas of dis-synergy have also been considered and were determined by GXO Management to be immaterial for the analysis. The expected synergies will accrue as a direct result of the success of the Acquisition and would not be achieved on a standalone basis.”

This report is required by Rule 28.1(a) of the City Code on Takeovers and Mergers (‘the City Code’) and is given for the purpose of complying with that requirement and for no other purpose.

Opinion

In our opinion, the Statement has been properly compiled on the basis stated.

The Statement has been made in the context of the disclosures in Part A of Appendix 4 to this Announcement setting out, inter alia, the basis of the Directors’ belief (including the principal assumptions and sources of information) supporting the Statement and their analysis and explanation of the underlying constituent elements.

Responsibilities

It is the responsibility of the Directors to prepare the Statement in accordance with the requirements of Rule 28 of the City Code.

It is our responsibility to form an opinion, as required by Rule 28.1(a) of the City Code as to whether the Statement has been properly compiled on the basis stated and to report that opinion to you.

Save for any responsibility which we may have to those persons to whom this report is expressly addressed, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with Rule 23.2 of the City Code, consenting to its inclusion in this Announcement.

Basis of preparation of the Statement

The Statement has been prepared on the basis stated in Part A of Appendix 4 to this Announcement.

Basis of opinion

We conducted our work in accordance with Standards for Investment Reporting issued by the Financial Reporting Council in the United Kingdom (the ‘FRC’). We are independent, and have fulfilled our other ethical responsibilities, in accordance with the relevant ethical requirements of the FRC’s Ethical Standard as applied to Investment Circular Reporting Engagements.

We have discussed the Statement, together with the underlying plans, with the Directors and Rothschild & Co. Our work did not involve any independent examination of any of the financial or other information underlying the Statement.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Statement has been properly compiled on the basis stated.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

We do not express any opinion as to the achievability of the benefits identified by the Directors in the Statement. The Statement is subject to uncertainty as described in Part A of Appendix 4 to this Announcement. Because of the significant changes in the enlarged group’s operations expected to flow from the transaction and since the Statement relates to the future and may therefore be affected by unforeseen events, we express no opinion as to whether the actual benefits achieved will correspond to those anticipated in the Statement and the differences may be material.

Yours faithfully

KPMG LLP

Part C

The Directors
GXO Logistics, Inc
Two American Lane
Greenwich
CT 06831
USA

28 February 2022

Dear Sirs,

Report on Quantified Financial Benefits Statement in relation to the firm intention to make an offer for Clipper Logistics plc by GXO Logistics, Inc (“GXO”)

We refer to the Quantified Financial Benefits Statement, the bases of belief thereof and the notes thereto (together, the "Statement") as set out in Part A of Appendix 4 to this Announcement, for which the Board of GXO (the "Directors") are solely responsible under Rule 28 of the City Code on Takeovers and Mergers (the "Code").

We have discussed the Statement (including the assumptions and sources of information referred to therein), with the Directors and those officers and employees of GXO who developed the underlying plans, as well as with KPMG LLP. The Statement is subject to uncertainty as described in this Announcement and our work did not involve an independent examination of any of the financial or other information underlying the Statement.

We have relied upon the accuracy and completeness of all the financial and other information provided to us by, or on behalf of, GXO, or otherwise discussed with or reviewed by us, and we have assumed such accuracy and completeness for the purposes of providing this letter.

We do not express any opinion as to the achievability of the quantified financial benefits identified by the Directors.

We have also reviewed the work carried out by KPMG LLP and have discussed with them the opinion set out in Part B of Appendix 4 to this Announcement addressed to yourselves and ourselves on this matter.

This letter is provided to you solely in connection with Rule 28.1(a)(ii) of the Code and for no other purpose. We accept no responsibility to GXO or its shareholders or any person other than the Directors in respect of the contents of this letter. We are acting as financial adviser to GXO and no one else in connection with the Acquisition and it was for the purpose of complying with Rule 28.1(a)(ii) of the Code that GXO requested us to prepare this report on the Statement. No person other than the Directors can rely on the contents of this letter, and to the fullest extent permitted by law, we exclude all liability (whether in contract, tort or otherwise) to any other person, in respect of this letter, its results, or the work undertaken in connection with this letter, or any of the results that can be derived from this letter or any written or oral information provided in connection with this letter, and any such liability is expressly disclaimed except to the extent that such liability cannot be excluded by law.

On the basis of the foregoing, we consider that the Statement, for which you as the Directors are solely responsible, has been prepared with due care and consideration.

Yours faithfully,

N.M. Rothschild & Sons Limited

Appendix 5
Definitions

The following definitions apply throughout this Announcement unless the context requires otherwise.

“£”, “GBP”, “Sterling”, “pence” or “p”	the lawful currency of the UK

“$”, “USD”, “Dollars”, “cents” or “c”	the lawful currency of the United States of America

“Acquisition”	the direct or indirect acquisition of the entire issued and to be issued share capital of Clipper by GXO (other than Clipper Shares already held by GXO, if any) to be implemented by way of the Scheme or (should GXO so elect, subject to the consent of the Panel) by way of the Scheme

“Agreed Value of a GXO Share”	determined by GXO’s trailing 3-month volume weighted average price of US$86.20 and the trailing 3-month average USD/GBP exchange rate of 0.7432

“Announcement”	this announcement made pursuant to Rule 2.7 of the Code

“Barclays”	Barclays Bank PLC, acting through its investment bank

“Bridge Facility”	the term bridge facility referred to in paragraph 12 of this Announcement

“Business Day”	a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London and New York

“Clipper”	Clipper Logistics plc

“Clipper Board”	the board of directors of Clipper

“Clipper Directors”	the directors of Clipper at the date of this Announcement or, where the context so requires or admits, the directors of Clipper from time to time

“Clipper Group”	Clipper and its subsidiary undertakings

“Clipper Meetings”	the General Meeting and the Court Meeting

“Clipper PSP”	the Clipper Performance Share Plan approved by Clipper Shareholders on 29 September 2014 and amended by the Clipper Remuneration Committee on 20 July 2018

“Clipper Remuneration Committee”	the remuneration committee of the board of Clipper as constituted at any time and from time to time prior to the Acquisition

“Clipper Shareholder Directors”	David Hodkin, Steve Parkin, Stuart Watson and Tony Mannix

“Clipper Shareholders”	the registered holders of Clipper Shares from time to time

“Clipper Share Schemes”	the Clipper Sharesave Plan and Clipper PSP

“Clipper Shares”	ordinary shares of 0.05 pence each in the capital of Clipper

“Clipper Sharesave Plan”	the Clipper Sharesave Plan approved by Clipper Shareholders on 29 September 2014 and amended by the board of Clipper on 20 July 2018

“Code”	the City Code on Takeovers and Mergers

“Companies Act”	the Companies Act 2006, as amended from time to time

“Conditions”	the conditions to the implementation of the Acquisition (including the Scheme) as set out in Appendix 1 to this Announcement and to be set out in the Scheme Document

“Consideration”	the basic consideration payable to Clipper Shareholders in connection with the Acquisition comprising a share component of 0.0359 New GXO Shares per Scheme Share and a cash component of 690 pence per Scheme Share, subject to final allocations under the Mix and Match Facility

“Co-operation Agreement”	the co-operation agreement entered into between Clipper and GXO relating, amongst other things, to the implementation of the Acquisition

“Court”	the High Court of Justice of England and Wales

“Court Meeting”	the meeting(s) of the Scheme Shareholders to be convened by order of the Court pursuant to section 896 of the Companies Act, notice of which will be set out in the Scheme Document, for the purpose of approving the Scheme, including any adjournment thereof

“CREST”	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755)) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in such Regulations) in accordance with which securities may be held and transferred in uncertificated form

“Dealing Disclosure”	an announcement pursuant to Rule 8 of the Code containing details of dealings in interests in relevant securities of a party to an offer

“Disclosed”	information which has been fairly disclosed by or on behalf of Clipper: (i) in the annual report and accounts of the Clipper Group for the 12 month period to 30 April 2021; (ii) in the half yearly results announcement of the Clipper Group for the six month period to 31 October 2021; (iii) in this Announcement; (iv) in any other public announcement by, or on behalf of, Clipper in accordance with the Listing Rules, Disclosure Guidance and Transparency Rules of the FCA (as applicable) prior to the date of this Announcement; or (v) in writing prior to the date of this Announcement by or on behalf of Clipper to GXO (or its respective officers, employees, agents or advisers in their capacity as such), including in the virtual data room operated by or on behalf of Clipper with the name “Project Clipper”

“Effective Date”	the date upon which the Scheme becomes effective in accordance with its terms

“Enlarged Group”	the enlarged group comprising the GXO Group and the Clipper Group following completion of the Acquisition

“Exchange Ratio”	such number of New GXO Shares as would imply a valuation of 230 pence based on the trailing GXO 3-month volume weighted average price and a trailing 3-month average USD/GBP exchange

“Excluded Shares”	(i) any Clipper Shares beneficially owned by GXO or any other member of the GXO Group; and (ii) any Clipper Shares held in treasury by Clipper

“FCA”	the Financial Conduct Authority of the United Kingdom, acting in its capacity as the competent authority for the purposes of FSMA

“Forms of Proxy”	the form of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document

“FSMA”	the Financial Services and Markets Act 2000

“FY21”	the financial year ended 30 April 2021

“FY22”	the financial year ended 30 April 2022

“FY23”	the financial year ended 30 April 2023

“General Meeting”	the general meeting of Clipper to be convened in connection with the Scheme, notice of which will be set out in the Scheme Document, including any adjournment thereof

“GXO”	GXO Logistics, Inc.

“GXO Directors”	the directors of GXO at the date of this Announcement or, where the context so requires or admits, the directors of GXO from time to time

“GXO Group”	GXO and its subsidiary undertakings

“IFRS”	International Financial Reporting Standards

“Last Practicable Date”	the last business day prior to this Announcement

“Listing Rules”	the rules and regulations made by the FCA under FSMA, and contained in the publication of the same name

“London Stock Exchange”	London Stock Exchange plc

“Long-Stop Date”	28 November 2022, or such later date as may be agreed in writing by GXO and Clipper (either with the Panel’s consent if required or as the Court may approve (if such approval is required))

“Mix and Match Facility”	the facility under which Scheme Shareholders will be entitled to elect to vary the proportions in which they receive New GXO Shares and in which they receive cash in respect of their holdings of Scheme Shares

“New GXO Shares”	the new GXO shares of common stock with a par value of USD 0.01 per share proposed to be issued to Clipper Shareholders in connection with the Acquisition

“Numis”	Numis Securities Limited

“NYSE”	New York Stock Exchange LLC

“Official List”	the official list maintained by the FCA pursuant to Part 6 of FSMA

“Overseas Shareholders”	Clipper Shareholders who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the United Kingdom or the United States

“Panel”	the UK Panel on Takeovers and Mergers

“PRA”	Prudential Regulation Authority

“Registrar of Companies”	the Registrar of Companies in England and Wales

“Regulatory Information Service”	any information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements

“Restricted Jurisdiction”	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Clipper Shareholders in that jurisdiction

“Rothschild & Co”	N.M. Rothschild & Sons Limited

“Scheme”	the scheme of arrangement proposed to be made under Part 26 of the Companies Act between Clipper and the Scheme Shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Clipper and GXO

“Scheme Court Hearing”	the hearing of the Court to sanction the Scheme

“Scheme Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act

“Scheme Document”	the document to be sent to (among others) Clipper Shareholders containing and setting out, among other things, the full terms and conditions of the Scheme and containing the notices convening the Court Meeting and General Meeting

“Scheme Record Time”	the time and date specified in the Scheme Document, expected to be 6.00 p.m. on the business day immediately prior to the Effective Date

“Scheme Shareholders”	holders of Scheme Shares

“Scheme Shares”	Clipper Shares:

(a)	in issue as at the date of the Scheme Document;

(b)	(if any) issued after the date of the Scheme Document and prior to the Scheme Voting Record Time; and

(c)	(if any) issued on or after the Scheme Voting Record Time and before the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by the Scheme or in respect of which the holders thereof shall have agreed in writing to be bound by the Scheme, but in each case other than the Excluded Shares

“Scheme Voting Record Time”	the time and date specified in the Scheme Document by reference to which entitlement to vote on the Scheme will be determined

“Special Resolution”	the special resolutions to be proposed by Clipper at the General Meeting in connection with, among other things, the approval of the Scheme and the proposed alteration of Clipper’s articles of association under which any Clipper Shares issued or transferred after the Scheme Record Time shall be automatically transferred to GXO (or as it may direct) and such other matters as may be necessary to implement the Scheme and the delisting of the Clipper Shares

“Substantial Interest”	a direct or indirect interest in 20 per cent. or more of the voting equity capital of an undertaking

“Takeover Offer”	if (subject to the consent of the Panel) GXO elects to effect the Acquisition by way of a takeover offer (as defined in Chapter 3 of Part 29 of the Companies Act), the offer to be made by or on behalf of GXO to acquire the issued and to be issued ordinary share capital of Clipper on the terms and subject to the conditions to be set out in the related offer document

“treasury shares”	any Clipper Shares held by Clipper as treasury shares

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“US” or “United States of America”, “United States”	the United States of America, its territories and possessions, any state of the United States and the District of Columbia

“US Exchange Act”	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

“US Securities Act”	the United States Securities Act of 1933, and the rules and regulations promulgated thereunder

“Wider Clipper Group”	Clipper and the subsidiaries and subsidiary undertakings of Clipper and associated undertakings (including any joint venture, partnership, firm or company in which any member of the Clipper Group is interested or any undertaking in which Clipper and such undertakings (aggregating their interests) have a Substantial Interest)

“Wider GXO Group”	GXO and the subsidiaries and subsidiary undertakings of GXO and associated undertakings (including any joint venture, partnership, firm or company in which any member of the GXO Group is interested or any undertaking in which GXO and such undertakings (aggregating their interests) have a Substantial Interest)

For the purposes of this Announcement, “subsidiary”, “subsidiary undertaking”, “undertaking”, “associated undertaking” have the meanings given by the Companies Act.

References to an enactment include references to that enactment as amended, replaced, consolidated or re-enacted by or under any other enactment before or after the date of this Announcement. All references to time in this Announcement are to London time unless otherwise stated.